UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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LSI CORPORATION

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Stockholders

LSI Corporation will hold its Annual Meeting of Stockholders on Thursday, May 14, 2009, at 9:00 a.m., local time, at the company’s office located at 1621 Barber Lane, Milpitas, California 95035. We are holding the meeting for the following purposes:

1. To elect nine directors to serve for the ensuing year and until their successors are elected.

2. To ratify the Audit Committee’s selection of our independent auditors for 2009.

3. To approve our amended Incentive Plan.

4. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Holders of record of LSI common stock at the close of business on March 17, 2009, are entitled to notice of and to vote at the meeting.

We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet. As a result, you may have received a “Notice of Internet Availability of Proxy Materials” instead of a paper proxy statement and financial statements. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the Internet if possible and convenient for you. If you would prefer to receive paper copies of our proxy materials, you can find information about how to request them in the notice you received.

Most stockholders can vote over the Internet or by telephone. You also can vote your shares by completing and returning a proxy card. If Internet and telephone voting are available to you, you can find voting instructions in the materials sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,

Jean F. Rankin
Executive Vice President, General
Counsel and Secretary

March 31, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2009:

This proxy statement, our 2008 annual report on Form 10-K and a letter to stockholders from our Chief Executive Officer are available at www.lsiproxy.com.

1621 Barber Lane Milpitas, CA 95035

PROXY STATEMENT

We are providing these proxy materials to our stockholders in connection with the solicitation of proxies by the Board of Directors of LSI Corporation to be voted at the Annual Meeting of Stockholders, to be held on Thursday, May 14, 2009, and at any meeting following postponement or adjournment of the annual meeting.

Attending the Meeting

We invite you to attend the annual meeting, which will begin at 9:00 a.m., local time. The meeting will be held at our office located at 1621 Barber Lane, Milpitas, California 95035. Stockholders will be admitted beginning at 8:30 a.m. You will need an admission ticket and photo identification to enter the meeting.

If you are a stockholder of record, that is, you hold your shares in an account with our transfer agent, Computershare, or you have an LSI stock certificate, and received information about our annual meeting in the mail, you will find an admission ticket in the materials sent to you. If you are a stockholder of record, and received an e-mail describing how to view our proxy materials over the Internet and want to attend the meeting in person, write to us at LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center, or call us at 1-800-372-2447, to obtain an admission ticket.

If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, and you plan to attend the meeting in person, you can obtain an admission ticket in advance by writing to us at LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center, and including proof that you are an LSI stockholder, such as a recent account statement.

We also will be webcasting the annual meeting. You can access the webcast at http://www.lsi.com/webcast. Information on our websites, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials.

We are first distributing this proxy statement, the proxy card and voting instructions on or about March 31, 2009.

Notice of Internet Availability of Proxy Materials

Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to most stockholders this year. That notice provided instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper copy of our proxy materials. We refer to that notice as the “Notice of Availability.” This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission. We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.

Who Can Vote

You are entitled to vote at the annual meeting all shares of our common stock that you held as of the close of business on March 17, 2009, which is the record date for the meeting. Each share is entitled to one vote on each matter properly brought before the meeting. For the election of directors, you may

“cumulate” your votes. You can find information about this procedure under “Other Voting Issues — Required Vote.”

On the record date, 648,762,316 shares of common stock were outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1621 Barber Lane, Milpitas, CA, 95035, between the hours of 9 a.m. and 4 p.m., local time.

How to Vote

Most stockholders can vote over the Internet or by telephone. You also can vote your shares by completing and returning a proxy card or, if you hold shares in “street name,” a voting instruction form. If Internet and telephone voting are available to you, you can find voting instructions in the Notice of Availability or in the materials sent to you. The Internet and telephone voting facilities will close at 11:59 p.m. eastern time on May 13, 2009. If you are a participant in our 401(k) plan, your voting instructions must be received by 11:59 p.m. eastern time on May 8, 2009. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

You can revoke your proxy (including any Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

How you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in “street name” though, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends.

If you hold your shares in “street name” (for example, through a broker), your shares may be voted even if you do not vote or attend the annual meeting. Under the rules of the New York Stock Exchange, member brokers who do not receive timely instructions from beneficial owners will be allowed to vote on the election of directors, the ratification of the Audit Committee’s selection of our independent auditors and the approval of our amended Incentive Plan.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. As of the date of this proxy statement, we did not know of any matters to be presented at the annual meeting other than those described in this proxy statement.

Other Voting Issues

Quorum.  In order to conduct business at the meeting, we must have the presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date.

Required Vote.  In order for a nominee to be elected as a director, the nominee must receive more “For” votes than “Against” votes. In the election of directors, you may cumulate your votes and give one candidate a number of votes equal to the number of directors to be elected (nine) multiplied by the number of votes to which your shares are entitled, or you may distribute your votes on the same principle among as many candidates as you see fit, provided that votes cannot be cast for more than nine candidates. In order to cumulate votes, you must give us notice prior to the voting of your intention to do so.

The affirmative vote of the holders of a majority of the shares represented at the meeting is required to approve each of the other proposals.

Effect of Abstentions and Broker Non-Votes.  You may vote to “abstain” on any of the matters to be voted on at the meeting. In the election of directors, an abstention will have no effect. If you vote to “abstain” on any other proposal, it will have the effect of a vote against that proposal. If you vote to “abstain” on any proposal, your shares will be counted as present at the meeting for purposes of determining whether we can conduct business. Broker non-votes, if any, will count toward the quorum requirement but will not count as votes cast on any proposal.

Cost of Proxy Distribution and Solicitation

LSI will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of proxies. Proxies may be solicited on behalf of the company in person or by telephone, e-mail, facsimile or other electronic means by directors, officers or employees of the company, who will receive no additional compensation for soliciting proxies.

We have engaged The Proxy Advisory Group, LLC to assist us in the solicitation of proxies, for a fee of $12,500 plus expenses. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in distributing proxy materials to beneficial owners of our stock.

Ways to Reduce the Number of Copies of Our Proxy Materials You Receive

In addition to sending Notices of Availability rather than full sets of paper proxy materials, we have adopted another practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our Notice of Availability or proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a separate copy of this year’s Notice of Availability or proxy materials, please call 1-800-579-1639, or write to us at: LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center.

If you share an address with another LSI stockholder and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record, if any, and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, LSI will send you separate copies of documents mailed at least 30 days after receipt of your revocation.

You also can elect to view future proxy statements and annual reports over the Internet either by voting at http://www.proxyvote.com or by visiting http://www.icsdelivery.com/lsi. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Your election will remain in effect until you revoke it. Please be aware that, if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Allowing us to household annual meeting materials or electing to view them over the Internet will help us save on the cost of printing and distributing those materials.

CORPORATE GOVERNANCE

Board Structure and Composition

Our business, property and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed about our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The following individuals are currently members of the Board:

•	Charles A. Haggerty

•	Richard S. Hill

•	Michael J. Mancuso

•	John H.F. Miner

•	Arun Netravali

•	Matthew J. O’Rourke

•	Gregorio Reyes

•	Michael G. Strachan

•	Abhijit Y. Talwalkar

•	Susan Whitney

Mr. Reyes, who is not an employee of the company, is the Chairman of the Board. In addition to chairing Board meetings, he attends meetings of the standing committees of the Board. At those meetings, he provides advice and participates in discussions, even though he is not a formal member of the committees.

The Board has three standing committees:

•	The Audit Committee, the members of which are: Messrs. Mancuso (Chair), Hill and O’Rourke.

•	The Compensation Committee, the members of which are: Messrs. Haggerty (Chair), Miner and Netravali and Ms. Whitney (since November 2008).

•	The Nominating and Corporate Governance Committee, the members of which are: Messrs. Miner (Chair), Haggerty and Netravali and Ms. Whitney (since November 2008).

In 2008, the Board held eight meetings. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served. At least quarterly, the non-management directors met in executive session without members of management. These sessions are presided over by our Chairman. To communicate directly with Mr. Reyes or any of the other non-management directors, follow the instructions described below under “Communications with Directors.”

The Board has adopted a charter for each of the three standing committees and corporate governance guidelines that address the make-up and functioning of the Board and those committees. The Board has also adopted a code of conduct that applies to all of our employees, officers and directors, as well as a separate code of conduct that applies only to our principal executive officers and senior financial officers. You can find links to these documents on our website at: http://www.lsi.com/governance. You also can obtain this information in print by writing to LSI Corporation, 1110 American Parkway NE, Allentown, PA, 18109, Attention: Response Center, or by calling 1-800-372-2447.

Although we do not have a policy with respect to attendance by directors at annual meetings of stockholders, we customarily schedule a Board meeting on the same day as the annual meeting to encourage and facilitate director attendance at the annual meeting. Nine out of ten then serving directors attended our 2008 annual meeting.

Director Independence

The Board has determined that all the directors other than Abhijit Y. Talwalkar, our Chief Executive Officer, including those who serve on the committees listed above, are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board used the criteria set out in Section 303A of the Exchange’s Listed Company Manual and Section 10A(m)(3) of the Securities Exchange Act in making those determinations. The Board also considered additional criteria applied by RiskMetrics Group in analyzing director independence. In addition, the Board determined that two directors who left the Board in 2008, James H. Keyes and Timothy Y. Chen, were independent while they were directors.

The Board based its determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. The Board also reviewed the relationships between LSI and companies with which our directors are affiliated. None of the relationships considered were outside of the criteria referred to in the preceding paragraph. Because of the importance of the company’s relationship with Seagate Technology, the Board did specifically consider the fact that Gregorio Reyes, the Chairman of the Board, is also a director of Seagate, but did not believe that his position with Seagate affected his independence from LSI’s management.

Audit Committee

The Audit Committee reviews our accounting policies and practices, internal controls, financial reporting practices and risks faced by the business. The Audit Committee selects and retains our independent auditors to examine our accounts, reviews the independence of the independent auditors and pre-approves all audit and non-audit services performed by the independent auditors. The committee also reviews our financial statements and discusses them with management and our independent auditors before we file those financial statements with the Securities and Exchange Commission. The Audit Committee regularly meets alone with our management, our independent auditors and the head of our Internal Audit Department, and each of them has free access to the Audit Committee at any time. The committee met 13 times in 2008.

Messrs. Mancuso (Chair), Hill and O’Rourke are the members of the Audit Committee. The Board has determined that each of those individuals is financially literate and an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee establishes our overall executive compensation strategy and administers our executive officer compensation program, including setting all aspects of our executive officers’ compensation. The committee also makes recommendations to the full Board concerning director compensation and provides oversight for our equity-based and incentive compensation plans and the benefit plans for our broader employee population. The committee does not generally delegate its authority with respect to executive officer or director compensation, although it may delegate to the chairman of the committee the authority to approve exact wording for plans or policies approved by the committee. The committee met five times in 2008.

The committee evaluates the performance of the Chief Executive Officer with the other independent members of the Board. The committee evaluates the performance of other executive officers based on its interactions with those individuals and based on evaluations of their performance submitted to it by our Chief Executive Officer.

To assist in setting appropriate levels of compensation for executive officers, the committee receives advice from an outside consultant it engages. For 2008, the committee engaged Hewitt Associates LLC as its compensation consultant. For officers other than our Chief Executive Officer, the committee also receives advice and recommendations from our Chief Executive Officer and information from the head of our Human Resources organization.

The committee retains its outside consultant and we generally do not allow the consultant to perform any services for the company that are not requested by the committee. Hewitt has also advised the committee on director compensation issues.

At the committee’s request, in mid-2008, Hewitt presented the committee with information about various types of equity-based compensation, including the advantages and disadvantages of each type and trends regarding the use of different types of equity-based compensation.

In late 2007, the committee provided Hewitt with information about our executive officer compensation packages and instructed Hewitt to prepare comparisons of our compensation packages with those of the companies in the peer group described under “Compensation Discussion and Analysis,” which Hewitt did. Hewitt’s presentation also included information about the compensation practices of the companies in our peer group and general industry companies, including:

•	Performance measures used for annual bonuses.

•	The types of long-term incentives awarded.

•	The prevalence and types of performance metrics used in long-term incentive awards.

In early 2008, our Human Resources organization provided the committee with our CEO’s recommendations for base salary and equity compensation for executive officers other than the CEO and included comparisons with market data provided by Hewitt.

Our Human Resources organization also provided the committee with “tally sheets” showing all elements of each executive officer’s compensation in 2008, as well as information about each executive officer’s historical compensation, including the value at various stock prices of unvested stock options and restricted stock units held by the officer and base salary and bonus history. The information about equity awards provides information about the retention value of those awards for each officer.

During 2008, our Human Resources organization also provided the committee with statements showing what our executive officers would be entitled to receive in the event of an involuntary termination and, following a future change in control if one were to occur, what our executive officers would be entitled to receive in the event of an involuntary termination or a voluntary termination when the individual does not receive a similar level of responsibility or compensation, situations commonly referred to as “good reason.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for matters relating to the organization and membership of the Board and its committees and for other corporate governance issues. The committee:

•	Identifies and recommends to the Board individuals qualified to serve as directors of the company and on committees of the Board.

•	Recommends to the Board the director nominees for each annual meeting of stockholders.

•	Advises the Board on Board composition, procedures and whether to form or dissolve committees.

•	Advises the Board on corporate governance matters.

•	Periodically performs succession planning for officer positions, including the Chief Executive Officer.

•	Oversees and develops criteria for oversight of the evaluation of the Board.

The committee met four times in 2008.

The committee may retain, and in the past has retained, consultants to assist it in identifying and evaluating candidates to serve as directors of the company. Other directors may also identify candidates for the committee. For each candidate, the committee considers the individual’s likelihood to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and satisfy any requirements imposed by law, regulation or stock exchange listing requirements. We do not, however, have any specific minimum requirements for candidates. When considering candidates for director, the committee takes into account a number of factors, including the following:

•	Whether the candidate has relevant business experience.

•	Judgment, skill, integrity and reputation.

•	Existing commitments to other businesses.

•	Independence from management.

•	Whether the candidate’s election would be consistent with our corporate governance guidelines.

•	Potential conflicts of interest with other pursuits, including any relationship between the candidate and any customer, supplier or competitor of LSI.

•	Legal considerations, such as antitrust issues.

•	Corporate governance background.

•	Financial and accounting background, to enable the Nominating and Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership.

•	Executive compensation background, to enable the Nominating and Corporate Governance Committee to determine whether the candidate would be suitable for Compensation Committee membership.

•	The size and composition of the existing Board.

The committee will consider candidates for director suggested by stockholders applying the factors described above and considering the additional information described below. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary at the address indicated below, and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee.

•	The name of and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	A statement detailing the candidate’s ownership of LSI securities.

•	Information regarding each of the factors listed above, other than the factor regarding board size and composition, sufficient to enable the committee to evaluate the candidate.

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate.

•	A statement from the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Before nominating a sitting director for re-election, the committee will consider the director’s past performance as a member of LSI’s Board of Directors.

In 2008, the committee retained a director search firm to assist it in identifying candidates for two director positions. The committee was seeking one candidate with experience in the area of financial reporting and another candidate with experience as a senior executive at a company that used the kind of technology developed by the company. The search firm identified a number of candidates for the committee, inquired whether the candidates would be interested in joining the Board and worked with the committee to narrow down the list of prospective candidates. As a result of the search, the committee selected, and the Board elected as directors, Mr. Strachan and Ms. Whitney. A non-management director recommended Mr. Strachan to the committee because of Mr. Strachan’s experience in the accounting profession. Our Chief Executive Officer recommended Ms. Whitney to the committee because of her experience with end-users of computer servers.

Under our by-laws, nominations for director may be made only by or at the direction of the Board, or by a stockholder of record at the time of giving notice who is entitled to vote and who delivers written notice along with the additional information and materials required by the by-laws to our Corporate Secretary not later than the 45th day or earlier than the 75th day before the one-year anniversary of the date that we released to stockholders the proxy statement for our previous year’s annual meeting. For 2010, our Corporate Secretary must receive this notice on or after January 15, 2010, and on or before February 14, 2010. You can obtain a copy of the full text of the by-law provision by writing to our Corporate Secretary, 1621 Barber Lane, Milpitas, CA 95035.

Communications with Directors

Individuals who want to communicate with our Board of Directors or any individual director can write to:
LSI Corporation
Board Administration
400 Connell Drive — Suite 5000
Berkeley Heights, NJ 07922

You also can send an e-mail to the appropriate e-mail address below:

•	board@lsi.com for communications to the whole Board or any individual director.

•	auditchair@lsi.com for communications to the Chairman of our Audit Committee.

•	compensationchair@lsi.com for communications to the Chairman of our Compensation Committee.

•	nominatingchair@lsi.com for communications to the Chairman of our Nominating and Corporate Governance Committee.

Your communication should indicate that you are an LSI stockholder. The Corporate Secretary’s office will review each communication. Depending on the subject matter, that office will:

•	Forward the communication to the director or directors to whom it is addressed.

•	Attempt to handle the inquiry directly, without forwarding it, for example where it is a request for information about LSI or it is a stock-related matter.

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting and makes those communications available to the directors on request. The Board has approved this process.

Compensation Committee Interlocks and Insider Participation

The following directors served on the Compensation Committee for some or all of 2008: Messrs. Chen, Haggerty, Miner and Netravali and Ms. Whitney. None of these individuals has ever been an employee of LSI, none of them was involved in a transaction involving LSI that we are required to disclose under “related person transaction” rules and no “compensation committee interlocks” existed during 2008.

Director Compensation

We pay directors who are not employees of the company cash retainers and grant them stock options. The table below provides details about these programs. Directors who are employees of the company receive no additional compensation for their service as a director.

Compensation Element	Amount

Annual retainer	$60,000
Additional annual retainer for the Chairman of the Board	$60,000
Additional annual retainer for the Chairman of each standing committee	$7,500
Additional annual retainer for the members of the Audit Committee	$15,000
Additional annual retainer for the members of the Compensation Committee	$10,000
Additional annual retainer for the members of the Nominating and Corporate Governance Committee	$10,000
Number of shares covered by stock option granted to new directors	30,000
Number of shares covered by stock option granted annually to each director	30,000

Each non-employee director receives an option to purchase 30,000 shares of common stock when he or she first becomes a director. In addition, on April 1 of each year, each non-employee director automatically receives an option to purchase 30,000 shares of common stock, if on that date he or she has been a director for at least six months. Options granted to directors upon joining the Board become exercisable at the rate of 25% per year. Annual option grants become exercisable in full six months after the date of grant. Options granted to directors may be exercised only while the director serves on the Board, within 12 months after death or following termination of service on the Board as a result of total disability or within 90 days after the individual ceases to serve as a director of LSI for a reason other than death, total disability or misconduct, but in no event after the seven-year term of the option has expired. Options granted to directors before May 2008 had a maximum term of 10 years.

The table below summarizes the compensation we paid for 2008 to each person who served as a non-employee director at any time during 2008.

Director Compensation for 2008

	Fees Earned	Option
	or Paid	Awards ($)
Name	in Cash ($)	(1)		Total ($)

Timothy Y. Chen	70,000	67,159		137,159
Charles A. Haggerty	87,500	69,674		157,174
Richard S. Hill	75,000	72,174		147,174
James H. Keyes	46,250	43,908	(2)	90,158
Michael J. Mancuso	87,500	72,174		159,674
John H.F. Miner	84,687	69,674		154,361
Arun Netravali	76,667	72,174		148,841
Matthew J. O’Rourke	75,000	43,908		118,908
Gregorio Reyes	120,000	43,908		163,908
Susan Whitney	13,333	1,422		14,755

(1)	The amounts shown in this column reflect that amount of expense we would have recognized in our 2008 financial statements for stock options granted to the named individuals had we assumed that no options would be forfeited. You can find information about the assumptions we used in valuing these stock options in note 3 to the financial statements included in our 2008 Annual Report on Form 10-K. The following table presents additional information about stock options granted to our directors.

		Grant Date Fair Value		Number of Shares
	Date of Stock	of Stock Option		Subject to Stock Options
Name	Option Grant	Grant ($)		Held at 12/31/08

Timothy Y. Chen	5/10/07	93,003		37,500
	4/1/08	43,908
Charles A. Haggerty	7/7/06	102,852		90,000
	4/1/08	43,908
Richard S. Hill	4/2/07	112,833		98,880
	4/1/08	43,908
James H. Keyes	4/1/08	43,908	(a)	—
Michael J. Mancuso	4/2/07	112,833		103,200
	4/1/08	43,908
John H.F. Miner	7/7/06	102,852		90,000
	4/1/08	43,908
Arun Netravali	4/2/07	112,833		120,480
	4/1/08	43,908
Matthew J. O’Rourke	4/1/08	43,908		280,000
Gregorio Reyes	4/1/08	43,908		230,000
Susan Whitney	11/12/08	42,396		30,000

(a)	This grant was forfeited when Mr. Keyes retired from the Board in May 2008.

(2)	When he retired from the Board in May 2008, Mr. Keyes forfeited the 30,000 share option grant he received on April 1, 2008. That option accounted for all of the amount shown.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2008. The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed under Statement on Auditing Standard No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from PricewaterhouseCoopers the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Michael J. Mancuso, Chairman
Richard S. Hill
Matthew J. O’Rourke

SECURITY OWNERSHIP

The following table sets forth information about the beneficial ownership of LSI common stock as of March 3, 2009, by all persons known to us to be beneficial owners of more than five percent of our common stock, by all directors, nominees for director and executive officers named in the Summary Compensation Table and by all current directors and executive officers as a group. On March 3, 2009, 648,679,338 shares of our common stock were outstanding.

	Number		Percent of Common
	of Shares		Stock Beneficially
Name	Beneficially Owned(1)		Owned

BlackRock, Inc.	81,160,469	(2)	12.5%
Barclays Global Investors, NA	53,542,207	(3)	8.3
Franklin Mutual Advisors, LLC	52,278,079	(4)	8.1
Charles A. Haggerty	105,000	(5)		*
Richard S. Hill	83,880			*
Michael J. Mancuso	96,276			*
John H.F. Miner	82,560	(6)		*
Arun Netravali	108,940			*
Matthew J. O’Rourke	295,000	(7)		*
Gregorio Reyes	285,000	(8)		*
Michael G. Strachan	20,000	(9)		*
Susan Whitney	1,000			*
Abhijit Y. Talwalkar	2,374,085			*
Bryon Look	1,790,300			*
Ruediger Stroh	493,900	(10)		*
Andrew Micallef	401,604			*
D. Jeffrey Richardson	818,885			*
All current directors and executive officers as a group (17 individuals)	9,304,588		1.4%

*	less than 1%

(1)	Includes beneficial ownership of the following numbers of shares of LSI common stock that may be acquired within 60 days of March 3, 2009, pursuant to stock options and restricted stock units awarded under LSI stock plans:

	Number of shares	Number of shares
	subject to stock	subject to restricted
Name	options	stock units

Mr. Haggerty	75,000	—
Mr. Hill	83,880	—
Mr. Mancuso	88,200	—
Mr. Miner	75,000	—
Mr. Netravali	105,480	—
Mr. O’Rourke	280,000	—
Mr. Reyes	230,000	—
Mr. Talwalkar	2,100,000	—
Mr. Look	1,670,000	—
Mr. Stroh	493,385
Mr. Micallef	292,113	25,000
Mr. Richardson	712,500	—
All current directors and executive officers as a group	8,196,273	50,000

(2)	As reported in Schedule 13G/A filed February 10, 2009, with the Securities and Exchange Commission by BlackRock, Inc. BlackRock has shared voting and shared dispositive power over all shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)	As reported in Schedule 13G filed February 5, 2009, with the Securities and Exchange Commission by Barclays Global Investors, NA. Barclays Global Investors has sole voting power over 45,412,584 shares and sole dispositive power over all shares. The address for Barclays Global Investors is 400 Howard Street, San Francisco, CA 94105.

(4)	As reported in Schedule 13G filed January 28, 2009, with the Securities and Exchange Commission by Franklin Mutual Advisers, LLC. Franklin Mutual has sole voting and sole dispositive power over all shares. The address for Franklin Mutual is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(5)	Includes 30,000 shares held in a trust, the trustees of which are Mr. Haggerty and his wife. They share investment and voting control over those shares.

(6)	Includes 7,560 shares held in a trust, the trustees of which are Mr. Miner and his wife. They share investment and voting control over those shares along with Atherton Lane Advisors.

(7)	Includes 15,000 shares held in a trust, the trustees of which are Mr. O’Rourke and his wife. They share investment and voting control over those shares.

(8)	Includes 10,000 shares held in a trust, the trustees of which are Mr. Reyes and his wife. They share investment and voting control over those shares.

(9)	Includes 20,000 shares held in a trust, the trustees of which are Mr. Strachan and his wife. They share investment and voting control over those shares.

(10)	Includes beneficial ownership of 261 shares of stock issuable upon conversion of Agere’s 6.5% Convertible Subordinated Notes due December 15, 2009 held by Mr. Stroh.

PROPOSAL ONE — ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of ten members. This year, Michael J. Mancuso has decided not to stand for re-election. We would like to thank Mr. Mancuso for his service on the Board since our merger with Agere and wish him well in the future. All directors are elected annually and serve until the next annual meeting or until their successors have been duly elected and qualified. The Board intends to reduce the size of the Board to nine directors, effective immediately prior to the annual meeting. Accordingly, stockholders will be electing nine directors at the meeting.

The Board of Directors expects all nominees named below to be available to serve as directors if elected. If any nominee named below is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee designated by the current Board of Directors to fill the vacancy.

The following table provides information about the nominees for election as directors.

			Director
Name of Nominee	Age	Principal Occupation	Since

Charles A. Haggerty	67	President and Chief Executive Officer, LeConte Associates	2006
Richard S. Hill	57	Chief Executive Officer and Director, Novellus Systems, Inc.	2007
John H.F. Miner	54	Managing Director, Pivotal Investments LLC	2006
Arun Netravali	62	Managing Partner, OmniCapital Group LLC	2007
Matthew J. O’Rourke	70	Consultant	1999
Gregorio Reyes	68	Management Consultant	2001
Michael G. Strachan	60	Retired Partner, Ernst & Young LLP	2009
Abhijit Y. Talwalkar	45	President and Chief Executive Officer of LSI	2005
Susan Whitney	59	Retired General Manager, IBM System x	2008

There are no family relationships between or among any of our directors or executive officers. Messrs. Hill, Mancuso and Netravali joined our Board in 2007 as designees of Agere Systems in connection with our merger with Agere.

Mr. Haggerty has served as President and Chief Executive Officer of LeConte Associates, a consulting and investment firm, since January 2000. From 1993 to 2000, Mr. Haggerty was Chairman, President and Chief Executive Officer of Western Digital Corporation, a maker of hard drives for digital information storage. Previously he was with IBM Corporation, where he served in various general management roles including marketing, product development and operations capacities during a 28-year career. He serves on the boards of Beckman Coulter, Inc., Deluxe Corporation, Imation Corporation and Pentair, Inc.

Mr. Hill has been Chief Executive Officer and a director of Novellus Systems, Inc., a supplier of integrated circuit manufacturing equipment, since 1993 and has been Chairman of its board of directors since 1996. Before joining Novellus, Mr. Hill spent 12 years at Tektronix, Inc., where he held a variety of positions, including President of Tektronix Development Company, Vice President of the Test and Measurement Group and President of Tektronix Components Corporation. Prior to joining Tektronix, he held engineering management and engineering positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is a director of Arrow Electronics, Inc. and the University of Illinois Foundation.

Since January 2009, Mr. Miner has been a managing director of Pivotal Investments LLC, a venture capital fund. From April 2003 to June 2005, Mr. Miner was the President of Intel Capital, a venture capital organization of Intel Corporation, a microprocessor manufacturer, and a Corporate Vice President of Intel. He retired from Intel in June 2005, concluding 22 years of service in various sales, engineering, marketing and general management roles.

Since November 2004, Mr. Netravali has been Managing Partner of OmniCapital Group LLC, a venture capital firm. From January 2002 to April 2003, Mr. Netravali was Chief Scientist for Lucent Technologies Inc., a provider of services, systems and software for communications networks. From June 1999 to January 2002, Mr. Netravali was President of Bell Labs as well as Lucent’s Chief Technology Officer and Chief Network Architect. Mr. Netravali currently serves on the board of Level 3 Communications Inc.

Mr. O’Rourke was a partner with the accounting firm Price Waterhouse LLP (a predecessor firm of PricewaterhouseCoopers LLP) from 1972 until his retirement in June 1996. Since his retirement, Mr. O’Rourke has been an independent business consultant.

Mr. Reyes has been a private investor and management consultant since 1994. He co-founded Sunward Technologies in 1985 and served as Chairman and Chief Executive Officer until 1994. Mr. Reyes is a director of Dialog Semiconductor Plc and Seagate Technology.

Mr. Strachan retired from Ernst & Young LLP in December 2008. During 2008, he was a member of Ernst & Young’s America’s Executive Board, which oversaw the firm’s strategic initiatives in North and South America. From 2007 to December 2008, he was a member of Ernst & Young’s U.S. Executive Board, which oversaw partnership matters in the U.S. for the firm. From 2000 through December 2008, he was Vice Chairman and Area Managing Partner for Ernst & Young offices between San Jose, California and Seattle, Washington, and was responsible for oversight of the firm’s operations in that area. He began his career at Ernst & Young in 1976.

Mr. Talwalkar has been our President and Chief Executive Officer and a member of our Board of Directors since May 2005. Prior to joining LSI, Mr. Talwalkar was employed by Intel Corporation, a microprocessor manufacturer. At Intel, he was Corporate Vice President and Co-General Manager of the Digital Enterprise Group from January 2005 until May 2005, Vice President and General Manager of Intel’s Enterprise Platform Group from May 2004 to January 2005, and Vice President and General Manager of Intel’s Platform Products Group, within Intel’s Enterprise Platform Group, from April 2002 through May 2004.

Ms. Whitney is retired from IBM, where she most recently served from 2001 to 2007 as General Manager, IBM System x, IBM’s x86-based server division. She began her career at IBM in 1972.

Other Director

Mr. Mancuso, who will not be standing for re-election, has been Vice President and Chief Financial Officer of Computer Sciences Corporation, a provider of information technology and business process outsourcing and information technology and professional services, since December 2008. Previously, he was Chief Financial Officer of General Dynamics from 1994 to 2006. Mr. Mancuso is a director of SPX Corporation and The Shaw Group Inc.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees listed above as a director of the company.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the 2009 fiscal year. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting, will be permitted to make a statement if desired and will be available to answer appropriate questions. The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers are compatible with maintaining the independence of PricewaterhouseCoopers and has concluded that the independence of PricewaterhouseCoopers is maintained and is not compromised by the services provided.

The following table presents the fees billed by PricewaterhouseCoopers to LSI for 2008 and 2007.

Nature of Services	2008	2007
	(In thousands)($)	(In thousands)($)

Audit Fees	3,807	4,259
Audit-Related Fees(1)	—	457
Tax Fees(2)	1,200	1,400
All Other Fees(3)	18	11

Total Fees Billed	5,025	6,127

(1)	“Audit-Related Fees” include fees for accounting assistance primarily related to due diligence activities in connection with mergers and acquisitions.

(2)	“Tax Fees” represent fees charged for tax advice, tax compliance, domestic and international tax planning and global tax audit defense.

(3)	“All Other Fees” include charges for access to a global best practices tool and an accounting research tool provided by PricewaterhouseCoopers.

Under its charter, the Audit Committee must pre-approve all engagements of the independent auditors unless an exception to such pre-approval requirement exists under applicable law. Each year, the committee approves the retention of the independent auditors to audit our financial statements, including proposed fees, before the filing of the preceding year’s annual report on Form 10-K. At the beginning of the year, the committee will evaluate other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees, and approve or reject each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent meeting, the committee will receive updates on the services actually provided by the independent auditors, and management may present additional services for approval. Typically, these would be services that would not have been known at the beginning of the year, such as due diligence for an acquisition.

Under the committee’s charter, the Chairman of the committee has the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing transaction on an accelerated schedule. If the Chairman approves any engagements under this authority, he will report that approval to the full committee at the next committee meeting. In 2008 and 2007, all engagements of our independent auditors were approved in accordance with our pre-approval requirements.

Board Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as LSI’s independent auditors for 2009.

PROPOSAL THREE — APPROVAL OF OUR AMENDED INCENTIVE PLAN

We are asking stockholders to approve the amended LSI Corporation Incentive Plan. We link participating employees’ cash incentive compensation under the plan to the company’s performance in a way intended to enable us to receive a federal income tax deduction for that compensation. The Compensation Committee of the Board of Directors has approved the amended Incentive Plan, subject to approval from stockholders at the annual meeting. If approved by stockholders, the amended plan will be applicable for performance periods beginning on or after the date of the annual meeting.

If stockholders do not approve the amended Incentive Plan, no bonuses will be paid under the plan for performance periods that begin on or after the date of the annual meeting. Also, we may not be entitled to a federal income tax deduction for some or all cash incentive compensation, if any, paid to our Chief Executive Officer and several other executive officers for those performance periods if the officer’s total compensation exceeds $1 million for any year.

The principal changes we are proposing to the Incentive Plan are:

•	To allow for performance periods longer or shorter than a calendar year.

•	To change the annual maximum award per person to a three-year maximum.

•	To include additional timing of payment provisions to comply with Section 409A of the Internal Revenue Code.

Plan Description

The following is a description of the material terms of the amended Incentive Plan.

Purpose

The plan is intended to motivate and reward participants by making a significant portion of their cash compensation directly dependent upon achieving the company’s objectives. The plan accomplishes this by providing participants with cash award payments for achieving performance goals established under the plan.

Compensation paid under the Incentive Plan also is designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or any of the other three most highly compensated executive officers, excluding our Chief Financial Officer, to the extent that any of them receives more than $1 million in any year unless it qualifies as performance-based compensation under Section 162(m). Payments under the plan are intended to qualify as performance-based compensation, thereby permitting us to receive a federal income tax deduction for those payments.

Administration, Amendment and Termination

The plan may be administered by either the Compensation Committee of the Board of Directors or a sub-committee of the Compensation Committee consisting of at least two members of the Board of Directors who qualify as “outside directors” for purposes of Section 162(m). Subject to the terms of the plan, the administrator has sole discretion to select the participants, determine the terms and conditions of each award, including the target amount and the performance goals, and, at any time, to reduce or eliminate any award.

The administrator may, in its discretion, amend, suspend or terminate the plan at any time and for any reason. However, no amendment, suspension or termination may impair the rights of a participant under a previously specified award without the participant’s consent and no amendment or modification may result in an increase in the amount of compensation payable under an award. To the extent necessary or advisable under applicable law, amendments to the plan will be subject to stockholder approval.

Eligibility

Any employee of LSI or any of its affiliates is eligible to participate in the plan. The administrator will determine which employees actually participate in the plan. We expect that our executive officers will typically be the only participants in the plan. As of March 18, 2009, we had eight executive officers and 5,310 employees.

Awards

Awards may be granted over performance periods covering a fiscal year, or any longer or shorter period determined by the administrator. For each performance period, the administrator will determine each participant’s performance goals and target award. The administrator also will establish a payout formula that (1) is based on a comparison of actual performance to the performance goals and (2) provides for a payment less than, equal to, or in excess of a participant’s target award to the extent actual performance falls below, meets or exceeds the previously established performance goals. The administrator has discretion to reduce or eliminate, but not to increase, an award at any time, and no participant may receive more than $9 million under the plan over any period of three consecutive fiscal years. Currently, the maximum award permitted under the plan for any participant is $3 million in any fiscal year.

Awards will be paid following the determination of the amount of the award for a performance period, and in compliance with Section 409A of the Internal Revenue Code. Awards will be paid in cash. In the event a participant’s employment terminates for any reason other than the participant’s death or total and permanent disability, no award will be paid to that participant for the performance period in which the termination occurs. In the event a participant’s employment terminates by reason of the participant’s death or total and permanent disability, the administrator will determine the extent, if any, to which the participant or the participant’s estate will receive the award for the performance period in which such a termination occurs.

Performance Goals

In determining the performance goals applicable to an award, the administrator may choose one or more of the following:

•	Earnings per share

•	Operating income

•	Profit

•	Return on equity

•	Revenue

•	Total shareholder return

Performance goals may differ from participant to participant, from performance period to performance period and from award to award. Any criteria used may be measured, as applicable:

•	In absolute terms

•	In relative terms (including, but not limited to, passage of time and/or against another company or companies)

•	On a per-share basis

•	Against the performance of the company as a whole or a segment of the company

•	On a pre-tax or after-tax basis

The administrator may also include or exclude from any GAAP measures any elements that would normally be excluded or included in the GAAP measures, whether or not such determinations result in any performance goal being measured on a basis other than GAAP.

U.S. Federal Income Tax Consequences

Under present U.S. federal income tax law, participants will recognize ordinary income equal to the amount of an award received under the plan in the year of receipt. That income will be subject to applicable income and employment tax withholding by the company. If and to the extent that payments under the plan satisfy the requirements of Section 162(m) or the total non-performance-based compensation of the participant for the year does not exceed $1 million, and if the payments under the plan otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction equal to the amount of the payments.

Awards to be Granted to Certain Individuals and Groups

Awards under the plan are determined based on actual future performance. As a result, we cannot determine the actual amounts of future awards at this time. Because our executive officers are eligible to receive awards under the plan, our executive officers have an interest in this proposal. Although we currently do not intend to grant cash incentive awards outside of the plan to employees who are participants in the plan, we may do so in the future.

The recent global economic decline has had a significant, negative impact on our results and outlook. As a result, the Compensation Committee had not established a bonus program under the Incentive Plan for 2009 as of the date of this proxy statement. In mid-2009, the committee intends to reconsider whether, in light of then-existing economic conditions, it would be appropriate to establish a bonus program under the plan.

Board Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amended Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2008

(c)
	(a)		Number of
	Number of		Securities
	Securities to be	(b)	Remaining Available
	Issued upon	Weighted-average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	30,174,967	$8.65	61,375,700	(1)
Equity compensation plans not approved by security holders(2)	37,642,341	$9.26	—

Total	67,817,308	$8.99	61,375,700

(1)	Of this amount, 15,081,169 shares were available for awards of restricted stock or restricted stock units under our 2003 Equity Incentive Plan. Those shares were also available for stock option awards.

(2)	In connection with a number of acquisitions we have made, we have assumed equity awards originally granted by the acquired company. The table does not include information about those awards. At December 31, 2008 and pursuant to those awards, up to 21,636,850 shares were issuable upon exercise of outstanding stock options and stock appreciation rights, with a weighted average exercise price of $19.62 per share and up to 2,050,447 shares were issuable upon vesting of restricted stock units. We will not issue any further awards under the plans pursuant to which these awards were issued.

You can find additional information about our equity compensation plans in note 3 to the financial statements included in our annual report on Form 10-K for the year ended December 31, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation program is intended to provide all of our executive officers with a comprehensive compensation package that will motivate them to drive both short-term and long-term business success while at the same time allowing us to attract, retain and reward talented individuals to lead the business.

In light of these objectives, we followed the following guidelines in designing our executive officer compensation program:

•	We should have base salaries and employee benefit programs that are competitive with the programs offered by companies with which we compete for executive talent.

•	We should provide executives with the opportunity to earn short-term cash incentives based primarily on our achievement of corporate financial and operational goals. For more senior executives, the short-term cash incentive opportunity should be a greater percentage of their total cash compensation opportunity so that more of their cash compensation is at risk and dependent on achievement of corporate goals. For example, in 2008, our CEO’s target bonus was 56% of his total cash compensation opportunity, while the target bonus of other executive officers ranged from 33 1/3% to 43% of their total cash compensation opportunity.

•	We should offer equity opportunities that provide long-term incentives for creating additional stockholder value. We believe that offering our executive officers the ability to profit from increases in the market price of our shares through a combination of stock options and restricted stock units aligns the interests of our executive officers with the long-term interests of our stockholders.

Our Compensation Committee is responsible for the executive compensation program. In 2008, the committee made a number of changes to the program. These changes include terminating our Chief Executive Officer’s employment agreement, adopting a single set of severance arrangements for executive officers, adopting a policy on recoupment of compensation, replacing individual perquisites for executive officers with a cash allowance and changing our vacation program for executive officers. The changes are described in greater detail below under “Compensation Program Changes in 2008.”

The committee believed that we made significant progress in 2008 on our financial and operational priorities before the economic downturn began in late 2008. Management had successfully refocused the business on the storage and networking markets and the company’s financial performance was on track to reach our long-term goals for a number of financial metrics. In order to reward our executive officers for that improvement, and recognizing that our actual revenue and non-GAAP operating income for the year exceeded our plan, the committee chose to pay meaningful bonuses to our executive officers.

In early 2009, the committee considered establishing a bonus program for 2009, but chose not to in light of then-existing economic conditions. At that time, the committee also chose not to adjust the base salary of any executive officer even though it felt that doing so would be appropriate in several cases. The committee does intend to reconsider both of these matters in the middle of the year in light of economic conditions at the time.

Our Benchmarking Practices

In analyzing our executive officer compensation programs, the Compensation Committee reviews information prepared by Hewitt, the committee’s consultant, about the executive compensation practices of a designated peer group of companies. Our peer group includes companies in industry groups similar to the ones in which we conduct business and which, at the time the peer group was selected, ranged in market capitalization from about one-third to three times our market capitalization. This group of companies was recommended by Hewitt and reviewed and approved by the Compensation Committee and includes:

Advanced Micro Devices, Inc.	MEMC Electronic Materials, Inc.
Altera Corporation	National Semiconductor Corporation
Amkor Technology, Inc.	Network Appliance, Inc.
Analog Devices, Inc.	NVIDIA Corporation
Atmel Corporation	ON Semiconductor Corporation
Broadcom Corporation	Sandisk Corporation
Fairchild Semiconductor International	Spansion Inc.
International Rectifier Corporation	Western Digital Corporation
Marvell Technology Group Ltd.	Xilinx, Inc.

The benchmarking studies conducted by Hewitt provided information for each of base salary, target bonus and equity compensation, as well as total compensation. Where Hewitt was not able to obtain information about the compensation practices of a sufficient number of companies in our peer group, Hewitt also presented information about our compensation practices compared to those of a larger number of high-tech companies that participated in the Radford Executive Survey. In these cases, the committee based its compensation decisions on comparisons between our practices and those of the companies in our designated peer group for which data was available, and used the comparison with the larger number of high-tech companies as additional information.

Compensation Elements

Our executive officer compensation program includes the following types of pay:

•	Base salary.

•	Bonus incentives.

•	Stock options.

•	Restricted stock units.

•	Executive perquisites.

•	Severance benefits.

•	Other benefits that are generally available to all of our employees.

Except for benefits available to employees generally, the Compensation Committee reviews each element of executive compensation separately and total compensation as a whole. The committee determines the appropriate mix of elements with a view to furthering our compensation objectives and to ensure that, with respect to base salary, target bonus and equity compensation, we remain competitive with the executive officer compensation practices of our designated peer group of companies.

In determining the extent of the use and the weight of each element of compensation, the committee considers the effect and importance of each element in meeting our compensation objectives. For example, base salary, executive perquisites and generally available benefits allow us to remain competitive in the marketplace in order to continue to attract top talent. We structure our bonus incentives to reward executive officers for achieving organizational performance goals and consider individual performance when determining the actual amount to be paid. In determining the target bonus incentive opportunity we provide, we seek to stay competitive in the marketplace.

Cash Compensation

We typically set base salaries and target bonus percentages for individual officers when we hire them or when we promote them from other positions at the company. We review base salaries and target bonus percentages annually and at other times if individual circumstances make doing so appropriate. We would consider whether to change these amounts in the following situations:

•	When an individual’s role in the company changes and they have more or less responsibility or have more or less potential to affect our results.

•	When doing so maintains what we believe to be appropriate relationships between the compensation provided to different executive officers.

•	When we believe doing so is necessary for retention reasons.

•	When market data indicates that we are not compensating an individual competitively.

Equity Compensation

Our equity incentives include stock options and restricted stock units that are multi-year awards intended to provide incentives to our executive officers to increase stockholder value and to continue to serve as an employee of LSI until their options become exercisable or their restricted stock units vest. We believe that the use of restricted stock units in addition to stock options helps further our retention goals.

We typically grant equity awards to employees broadly in early March of each year. We make other grants during the year principally for new hires and for retention. We generally make these grants at the beginning of each month and at regularly scheduled board meetings. We do not decide when to make equity grants based on our plans for the public release of material information and do not time our release of material information to the public based on when we make equity grants. Our Compensation Committee may take action to grant awards on a future date. This reduces the number of restricted stock unit vesting events we have. It also enables all employees to have the same grant date for equity awards that are part of our annual grant program. Under that program, awards for different groups of employees may be approved on different days.

Total Compensation Opportunity

The committee generally considers whether a proposed mix of all of the elements of a compensation package meets our compensation objectives when taken as a whole. In determining levels of executive compensation, the committee reviews and considers existing equity awards but does not have a formal policy concerning the impact of grants made in the past on future compensation.

In 2008, we targeted total compensation opportunity, including base salary, target bonus and equity compensation, in the 3rd quartile, that is between the 50th and 75th percentiles, of our designated peer group. The committee also sought to have each element of compensation, with stock options and restricted stock units being considered together for this purpose, fall within the 3rd quartile of our designated peer group. The committee generally targeted base salaries at the 50th percentile of our designated peer group and weighted more of the total compensation opportunity toward variable, incentive compensation (at-risk pay). The actual level provided to any individual depended on a number of factors, including individual performance, experience, value to the business and competitive conditions.

Perquisites

In 2008, we provided our officers with a package of perquisites to offer market-competitive compensation and to attract top executive talent. Executive officers other than those who joined us from Agere received:

•	Car allowance. We provided our Chief Executive Officer $1,000 per month and our other executive officers $800 per month as a car allowance and did not otherwise reimburse them for use of a personal car for business purposes.

•	Tax and financial counseling allowances. We reimbursed fees for tax planning and preparation or financial counseling of up to $3,500 a year for our Chief Executive Officer and up to $2,500 a year for our other executive officers.

•	Estate planning. We reimbursed our executive officers up to $5,000 over the course of their employment with us for estate planning services.

•	Travel lounge membership. Recognizing that our executive officers travel often, visiting diverse company, customer and supplier locations, we reimbursed them for the cost of one airline club membership fee a year.

•	Annual physical. Because the health of our executive officers is important to us, we were willing to pay the full cost of an annual physical if it was not covered by our health insurance program.

In 2008, we provided executive officers who joined us from Agere, including Messrs. Stroh and Micallef, with perquisites consistent with Agere’s compensation program. Those benefits included a $1,400 a month car allowance and a $10,000 per year financial counseling allowance and a tax gross-up on the financial counseling allowance. The car allowance was not provided to Mr. Micallef because we reimbursed him for his actual transportation expenses as part of his international assignment.

Severance Benefits

We believe that reasonable severance arrangements can be beneficial both for officers and for the company. By providing post-employment certainty, they enable employees to focus more energy on the company’s business, particularly in times of uncertainty. Having a pre-determined amount of compensation that an executive officer will receive following a termination of employment may also reduce the amount of cost and effort we must expend in individual negotiations.

Company-wide Benefits

Our executive officers also are eligible to participate in the health and welfare programs that we make available to our employees generally, although with higher benefit levels in the case of life insurance and accidental death and dismemberment insurance. They can also participate in our 401(k) program and our employee stock purchase plan on the same terms as other employees.

Compensation Program Changes in 2008

In 2008, we made a number of changes in our compensation program for executive officers. These changes are described below.

Termination of Mr. Talwalkar’s Employment Agreement

When we hired Mr. Talwalkar to be our Chief Executive Officer in May 2005, we entered into an employment agreement with him, which he negotiated as part of his compensation package. The agreement had an initial term of two years and automatically renewed for additional one-year periods unless either Mr. Talwalkar or the company decided not to renew it. We terminated the agreement in May 2008. The agreement provided for Mr. Talwalkar’s initial compensation and severance benefits in the event of his involuntary termination from the company other than for cause or after a change in control if his role at the company was materially diminished.

To give Mr. Talwalkar time to decide whether to move to the Milpitas, California, area, we also provided him with a housing and commuting allowance for two years. To give him additional time to decide whether to relocate to the Milpitas area, we extended this benefit until May 2009, notwithstanding the termination of the agreement. We will not extend it further. Under this arrangement, we provide him with $5,000 per month, an amount the Compensation Committee believed reasonable based on housing costs near our headquarters in Milpitas, and pay his reasonable commuting costs. We also provide a tax gross-up on these amounts. In 2008, we reduced the amount of the gross-up from an amount, which when added to the payments resulted in him retaining approximately the amount of the payments after paying applicable taxes, to an amount equal to the amount of tax we estimate he would pay on the payments. As mentioned above, this arrangement and the related tax gross-up will end in May 2009.

Revision of Severance Arrangements

At the beginning of 2008, we had a number of different arrangements in place providing severance benefits for our executive officers. Mr. Talwalkar had severance arrangements in his employment agreement. Other executive officers who did not join us from Agere had individual contracts that could provide severance benefits following a change in control of LSI. And executive officers who joined us from Agere had the benefit of a severance plan adopted by Agere.

In order to eliminate individually negotiated severance arrangements and to provide one consistent benefit for all of our executive officers, we adopted a severance policy for our executive officers in May 2008. You can find a description of this policy below under “Executive Compensation — Change-in-Control and Termination Arrangements.” This policy has applied to Mr. Talwalkar since his employment agreement terminated in May 2008 and to other executive officers who did not join us from Agere since their change-in-control contracts expired in November 2008, and applies to executive officers who joined us from Agere beginning in April 2009 when the agreement we made in connection with the Agere merger to maintain benefit levels for two years ends.

Adoption of Policy on Recoupment of Compensation

In 2008, we adopted a policy under which we can require an executive officer or our controller to repay cash bonuses and equity awards if we must make a material restatement of our financial statements as a result of the individual’s intentional misconduct. We believe it important for the company to have a contractual right to recover compensation in these situations and are requiring executive officers to agree to this policy when we award them stock options.

Change to Perquisite Program

We unified our perquisite programs effective at the beginning of 2009, and no longer provide individual perquisites. Instead, we provide an annual cash allowance to our executive officers. Making this change is reducing the burden of administering individual programs while providing our executives the flexibility to use the money for those services that are most important to them. The amount of the allowance is $25,000 per year for our Chief Executive Officer and $20,000 per year for each of the other executive officers. We do not provide a tax gross-up on these amounts.

Change to Vacation Policy

Effective at the beginning of 2009, we eliminated the accrual of a specific number of vacation days by our executive officers. Instead, we will allow officers to take a reasonable amount of vacation time consistent with the needs of the business. We believe this will reduce the company’s expenses because we will not accrue for unused vacation time in the future and will reduce our exposure to payouts of unused vacation time when officers terminate employment in the future. In connection with this change, in late 2008 we did pay our executive officers the value of their accrued and unused vacation time when we terminated the old program.

2008 Compensation Decisions

Base Salary

The committee re-evaluated the base salaries of the executive officers identified in the Summary Compensation Table, who we refer to as our named executive officers, in February 2008. Noting that the salaries of Messrs. Talwalkar, Look and Richardson were within the 3rd quartile of salaries for similar positions in our designated peer group, the committee determined not to change their base salaries. Noting that their base salaries were below the median in our designated peer group, the committee increased the salaries of Messrs. Micallef and Stroh to amounts that approximate the median, consistent with its goal of targeting base salaries at the 50th percentile of the designated peer group.

Bonus Incentives

The committee also reviewed the target bonus percentages of the named executive officers in February 2008. At that time, the committee noted that Mr. Talwalkar’s target bonus percentage placed him at approximately the median of our designated peer group. In order to provide Mr. Talwalkar with an increased incentive to improve the company’s performance, it increased his target bonus percentage from 100% of his base salary to 125% of his base salary, which placed him within the 3rd quartile of our comparison group. The committee believed that the target bonus percentages of the other named executive officers were at appropriate levels and did not change them.

The committee established a bonus program for employees in February 2008. Under that program, if in 2008 we achieved non-GAAP operating income of at least $156 million and revenue of at least $2.32 billion, we would create a bonus pool equal to a percentage of our non-GAAP operating income to be used to pay bonuses to executive officers. At the time the program was established, the Board-approved plan for 2008 estimated that non-GAAP operating income would be $263 million and revenue would be $2.579 billion.

Non-GAAP operating income excludes impairment of goodwill and other intangible assets, stock-based compensation, amortization of acquisition-related intangibles, restructuring of operations and other items, net, purchase accounting effect on inventory, loss on write-down of debt/equity securities, gain on repurchase of convertible subordinated notes and acquired in-process research and development.

Under the program, if non-GAAP operating income for 2008 was at least the amount in the Board-approved plan for 2008 and revenue was at least 105% of the amount in the plan for 2008, then the bonus pool would have been funded using an increasing percentage of non-GAAP operating income. The percentage would have leveled off once non-GAAP operating income reached $325 million. The size of the bonus pool would have been capped when non-GAAP operating income reached $417 million. The committee included the requirement that revenue be higher than the Board-approved plan before the rate of bonus funding could increase in order to reduce the risk that management would cut expenses, at the cost of losing future business, in order to earn larger bonuses. The amount of revenue required before the rate of bonus funding could increase was $2.708 billion.

For 2008, our actual non-GAAP operating income was $298 million and our actual revenue was $2.677 billion, each of which exceeded the Board-approved plan for the year. According to the original bonus program, this level of performance would have resulted in aggregate bonus funding for the company equal to 41.3% of the sum of eligible employees’ target bonuses. For each of our named executive officers, an amount equal to this percentage of their target bonus is shown in the Summary Compensation Table in the column labeled “Non-Equity Incentive Plan Compensation.” Any bonus paid above this percentage of target is shown in the “Bonus” column.

Recognizing that the requirement to achieve 105% of “plan” revenue was set very early in the year, before the global economic deterioration began, that for the first three quarters of the year the company was on track to exceed this level of performance, that the company’s performance for the year had exceeded its revenue plan and was close to the 105% of “plan” level, that management had continued to invest in the business and that applying the requirement would not serve its original purpose, the Compensation Committee provided aggregate funding for bonuses in an amount equal to 51.5% of the sum of eligible employees’ target bonuses. This level of funding prorated the increased funding that would have been provided for had revenue been at least 105% of plan based on the level of achievement of greater than “plan” revenue rather than making it “all or none.” In determining the actual bonus amounts for named executive officers, the committee used this level as a baseline.

The committee determined the actual amount of each executive officer’s bonus for 2008 in early 2009. The committee considered a number of factors in deciding to pay bonuses for 2008, notwithstanding the decline in our stock price in 2008 and the then-current economic environment. These factors included:

•	The company had met the requirements for earning bonuses set at the beginning of the year.

•	The company had made significant progress towards achieving its long-term financial and operating performance goals.

•	Not paying bonuses when they were earned under the plan would have a negative impact on employee morale.

•	The company’s cash position was sufficient to make the bonus payments.

Based on the economic environment, the committee did not, however, establish a bonus program for 2009 at that time.

The actual bonus for each named executive officer other than Mr. Talwalkar reflected the contribution of the individual’s functional area to achievement of corporate goals that were set at the beginning of the year as well as a subjective evaluation of the executive’s performance. These goals included:

•	Exceeding the 2008 operating plan.

•	Controlling discretionary spending.

•	Prudently managing our capital structure and generating cash.

•	Delivering new products to market in a timely manner.

•	Developing strategies for future products.

•	Winning new business.

•	Achieving high levels of customer satisfaction.

•	Completing the transition of our assembly and test operations to third-party contract manufacturers.

Mr. Talwalkar’s actual bonus was set based on the level of achievement of all of these goals as well as a qualitative evaluation of his management of the company. The committee did not assign any specific weight to any particular goal and considered all the goals in totality in establishing actual bonus payouts. The actual bonuses for named executive officers other than Mr. Stroh were above the level of corporate-wide funding (84%-108% of target compared to funding of 51.5% of target). This is because the committee sought to allocate a greater portion of amounts available for bonuses to those individuals who were our top performers.

In setting Mr. Stroh’s bonus for 2008, the committee also took into account the fact that Mr. Stroh’s position was eliminated in early 2009 and the fact that Mr. Stroh would be receiving severance benefits, including payment of base salary and bonus at target for two years and acceleration of unvested restricted stock units granted by Agere.

The following table shows, for each named executive officer, the individual’s target bonus percentage, the approximate percentage of their target bonus represented by their actual bonus and their actual bonus:

		Actual Bonus as a
	Target Bonus	Percentage of	Actual Bonus
Name	Percentage for 2008 (%)	Target (%)	for 2008 ($)

Abhijit Y. Talwalkar	125	85	850,000
Bryon Look	70	95	266,000
Andrew Micallef	75	84	200,000
D. Jeffrey Richardson	70	108	302,000
Ruediger Stroh	75	50	131,250

Equity Awards

Mr. Talwalkar.  In February 2008, the committee awarded Mr. Talwalkar stock options covering 1.6 million shares and 300,000 restricted stock units. The awards were intended to provide Mr. Talwalkar with a substantial incentive to remain with the company and continue the work of repositioning the company begun in 2007, including the Agere merger and integration, the focusing of the company’s business on storage and networking products, the sale of our Consumer and Mobility businesses and the determination to exit our semiconductor and storage systems assembly and test activities.

The committee weighted more of the total value of the awards towards stock options based on its belief that more of our Chief Executive Officer’s equity compensation should depend on the company’s stock price improving and less on simply remaining with the company through the vesting period of restricted stock units. These awards resulted in Mr. Talwalkar’s long-term equity opportunity falling within the 3rd quartile of our designated peer group.

In February 2009, we granted Mr. Talwalkar an option covering 1.9 million shares. The committee determined the size of the award based on the company’s long-term financial results and its desire to provide Mr. Talwalkar with an incentive to remain with the company and continue improving its financial performance. The committee chose not to award any restricted stock units in 2009 to any named executive officer because it wanted any compensation realized from equity awards to result from an improved stock price and not merely remaining with the company.

The stock option granted in 2009 to Mr. Talwalkar covers more shares than the options granted to him in 2008 because we did not award him restricted stock units this year. He received an option in 2009 covering a number of shares equal to the sum of the number of shares covered by the options granted to him in 2008 and the number of restricted stock units he received in 2008. The committee noted that because of our lower stock price in early 2009 compared to early 2008, the 2009 award had less overall grant date value than the award granted in 2008.

The stock options we awarded to Mr. Talwalkar in 2008 and 2009 become exercisable in four equal annual installments and the restricted stock units we awarded him in 2008 vest in three equal annual installments, in each case starting on the first anniversary of the grant date. We reduced the vesting term of restricted stock units awarded as part of our annual performance evaluation process in 2008 for executive officers from four years to three years to increase the value of the awards to our executive officers.

Other Named Executive Officers.  In February 2008, we granted Messrs. Look, Micallef, Richardson and Stroh the equity awards shown in the following table:

	Shares covered by	Number of restricted
Name	stock option granted (#)	stock units granted (#)

Bryon Look	350,000	100,000
Andrew Micallef	150,000	50,000
D. Jeffrey Richardson	500,000	200,000
Ruediger Stroh	300,000	150,000

The stock options shown in the table above become exercisable in four equal annual installments and the restricted stock units vest in three equal annual installments. The amount of the awards was determined by the Compensation Committee following a recommendation from our Chief Executive Officer and review by Hewitt, the committee’s outside consultant. The value of the awards was intended to be competitive with our designated peer group and reflected a number of other factors, including individual performance, the challenges facing each executive officer’s business and other equity awards held.

In some cases, the committee weighted the overall award more heavily to restricted stock units to ensure that value would be delivered to people in roles we felt were critical to our future success and to reduce the total usage of shares for our equity compensation program. The committee also noted the 200,000 share option award and 100,000 restricted stock unit award received by Mr. Stroh, and the 100,000 share option award and 50,000 restricted stock unit award received by Mr. Micallef, in each case that had been made for retention purposes in 2007 following the Agere merger. As a result, the awards to Messrs. Stroh and Micallef covered fewer shares than they would have had the retention awards not been made. The committee also believed that people running product businesses were more critical to our future success and generally awarded them larger equity awards than we awarded to other executive officers.

The committee considered all these factors as a whole, and did not assign any particular weight to any specific factor or increase or decrease any award by a specific amount as a result of any specific factor.

In February 2009, we granted Messrs. Look, Micallef and Richardson the equity awards shown in the following table.

Shares covered by
Name	stock option granted (#)

Bryon Look	600,000
Andrew Micallef	200,000
D. Jeffrey Richardson	700,000

As was the case with the stock option the committee awarded Mr. Talwalkar in 2009, the stock options granted in 2009 to these officers cover more shares than the options granted to them in 2008 because we did not award them restricted stock units this year and, in the case of Mr. Look, as compensation for the additional responsibilities he took on when he became our Chief Administrative Officer in early 2009. Each of Messrs. Micallef and Richardson received an option in 2009 covering a number of shares equal to the sum of the number of shares covered by the option granted to him in 2008 and the number of restricted stock units he received in 2008.

Other Compensation Matters

Relationship of Mr. Talwalkar’s Compensation to that of Other Executive Officers

Mr. Talwalkar’s salary, target bonus opportunity and equity awards are each greater than those of our other executive officers because the Compensation Committee believes that the Chief Executive Officer has the ability to make decisions and take actions that will have a greater impact on the company’s performance than the decisions made and the actions taken by the other executive officers.

Impact of the Agere Merger

Messrs. Micallef and Stroh joined LSI in April 2007, in connection with the Agere merger. We believed that the success of the merger as well the success of the company going forward depended on retaining a number of talented individuals from Agere, including Messrs. Micallef and Stroh. As a result, we entered into retention agreements with these individuals to encourage them to stay with the company and contribute to its future success. These agreements provided that Messrs. Micallef and Stroh would receive, if they stayed with LSI, the following:

	Cash paid	Cash to be	RSUs	Shares covered
	at merger	paid on each	granted shortly	by stock option
	closing on	of 4/2/08 and	after merger	granted at merger
Name	4/2/07 ($)	4/2/09 ($)	closing (#)	closing (#)

Andrew Micallef	75,000	100,000	50,000	100,000
Ruediger Stroh	75,000	100,000	100,000	200,000

The restricted stock units shown in the table vest in two equal annual installments and the stock options shown in the table become exercisable in four equal annual installments. The vesting of the restricted stock units was intended to coincide roughly with the timing of the post-merger cash payments to provide a strong, two-year retention vehicle.

In January 2009, we restructured our business to simplify our structure and reduce expenses, combining our businesses that make semiconductors into one organization. As part of this restructuring, Mr. Stroh left the company. As a result, he will not receive the 2009 cash payment described above and the restricted stock units and stock options shown in the table, to the extent they were unvested when he left, were terminated.

In connection with the Agere merger, we agreed that for a period of two years from the completion of the merger, we would provide Agere employees with levels of compensation and benefits that were substantially equivalent, in the aggregate, to those provided by Agere just before we agreed to merge. As a result of this agreement, we have provided Messrs. Micallef and Stroh with severance benefits and perquisites consistent with Agere’s programs just before the merger was completed, although they did agree to different severance benefits in the event of a change in control of LSI. See “Executive Compensation — Change-in-Control and Termination Agreements” for more information about their severance arrangements.

International Assignment Arrangements

Mr. Micallef is the head of our operations group and manages our relationships with our major vendors, including our manufacturing partners. Because many of the operations of our major manufacturing vendors are in the Asia Pacific region, Mr. Micallef, a U.S. resident, is currently based in Singapore. In connection with his assignment there, we are providing him with payments and reimbursements, including reimbursement of duplicate housing costs, tuition assistance, a premium for serving overseas, moving and transportation payments and tax reimbursements and gross-ups, that are intended to allow him to work in a country other than his home country and not experience a reduction in his standard of living. The tax reimbursements and gross-ups are intended to result in Mr. Micallef paying about the same amount of taxes he would have paid had he continued to work in the U.S. We provide the tax reimbursements and gross-ups in this context because we do not want him to suffer financially when he is serving in Singapore at the company’s request.

While we believe that the primary purpose of the payments and reimbursements is to avoid Mr. Micallef being disadvantaged by the assignment, we cannot conclude that all of the payments and reimbursements are non-compensatory. Rather than attempt to determine which are compensatory and which are not, we have simply assumed that all of them were compensatory for purposes of the Summary Compensation Table.

Stock Ownership Guidelines

We do not currently have any stock ownership guidelines for our directors or executive officers. The Compensation Committee has discussed with Hewitt the benefits and drawbacks of stock ownership guidelines and periodically reconsiders the subject, but has determined not to implement stock ownership guidelines at this time. We do not allow executive officers to hedge either outstanding equity awards they hold or LSI stock they hold.

Accounting and Tax Considerations

In designing our executive compensation programs, we consider the accounting and tax effects that each component of the program will or may have on the company and our executive officers. For incentive-based compensation, the Compensation Committee considers the desirability of having that compensation qualify for deductibility for tax purposes under Section 162(m) of the Internal Revenue Code. That law provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by the company for tax purposes. We are asking our stockholders to approve our amended Incentive Plan at the annual meeting so that compensation paid under that plan can be deductible under Section 162(m).

The Compensation Committee balances the desirability of having compensation qualify for deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. For example, the restricted stock units granted to our executive officers in 2008 are not designed to qualify for this deduction because we believe that the uncertainty as to vesting that would result from making those awards require meeting a performance test in order to vest would substantially reduce the retention value of providing those awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of LSI has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Charles A. Haggerty, Chairman
John H.F. Miner
Arun Netravali
Susan Whitney (member of the committee beginning November 12, 2008)

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information about the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in 2008.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive Plan	Deferred	All Other
Name and Principal				Stock	Option	Compensation	Compensation	Compensation
Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(1)	($)	Earnings ($)(2)	($)(4)	Total ($)

Abhijit Y. Talwalkar	2008	806,164	437,306	1,104,927	4,531,239	412,694	—	187,015	7,479,345
President and Chief	2007	800,010	—	1,261,876	3,888,944	—	—	159,586	6,110,416
Executive Officer	2006	800,000	—	1,020,734	3,590,908	800,000	—	147,180	6,358,822
Bryon Look	2008	403,082	150,446	403,837	604,649	115,554	—	66,898	1,744,466
Executive Vice	2007	400,005	—	260,475	771,160	—	—	22,022	1,453,662
President and Chief Financial Officer	2006	400,000	—	126,639	752,079	170,000	—	25,831	1,474,549
Ruediger Stroh(3)	2008	343,984	22,918	1,412,299	963,659	108,332	—	236,586	3,087,778
Executive Vice President,	2007	243,750	—	874,049	637,293	—	—	93,144	1,848,236
Storage Peripherals Group
Andrew Micallef(3)	2008	313,713	101,573	576,949	617,487	98,427	81,891	910,595	2,700,635
Executive Vice President,	2007	225,000	—	735,864	442,893	—	22,101	713,096	2,138,954
Worldwide Manufacturing Operations
D. Jeffrey Richardson	2008	403,082	186,446	662,394	976,340	115,554	—	30,800	2,374,616
Executive Vice President,	2007	400,005	—	498,336	770,139	—	—	58,151	1,726,631
Network and Storage Products Group	2006	400,000	—	361,184	607,715	190,000	—	81,281	1,640,180

(1)	The amounts shown in this column reflect the amount of expense we would have recognized in our financial statements in the years indicated for equity awards granted to the named individuals had we assumed that no awards would be forfeited. You can find information about the assumptions we used in valuing these awards in note 3 to the financial statements included in our 2008 Annual Report on Form 10-K.

(2)	The amounts in this column reflect the change in the actuarial present value of Mr. Micallef’s accumulated pension benefit under our pension plans. For 2007, the amount shown reflects the change in value from April 2, 2007, the date on which Mr. Micallef became an employee of ours, through December 31, 2007.

(3)	Messrs. Micallef and Stroh became employees of LSI upon completion of our merger with Agere Systems on April 2, 2007, and did not receive any compensation from LSI during the year ended December 31, 2006. Mr. Stroh left LSI in January 2009.

(4)	The amounts shown in this column for 2008 consist of the following:

	Abhijit Y.	Bryon	Ruediger	Andrew	D. Jeffrey
	Talwalkar	Look	Stroh	Micallef	Richardson

Retention payments($)(a)	—	—	100,000	100,000	—
Commuting and housing payments($)(b)	61,129	—	—	—	—
Auto allowance($)	12,000	9,600	16,800	—	9,600
Tax/Financial planning($)	1,601	—	10,000	10,000	2,500
Estate planning($)	1,639	—	—	—	1,200
Overseas assignment payments($)(c)	—	—	—	440,106	—
Tax gross-ups($)(d)	44,699	—	6,461	347,642	—
Life insurance premiums($)	1,080	1,080	2,760	1,560	1,080
AD&D insurance premiums($)	324	324	88	80	324
Travel lounge membership($)	—	—	—	—	300
401(k) plan match and profit sharing($)	19,896	13,973	11,519	11,207	13,973
Annual physical($)	—	1,482	—	—	—
Payout of accrued vacation($)(e)	44,647	40,439	88,958	—	1,823

(a)	Messrs. Micallef and Stroh were officers of Agere prior to our merger with that company. Because of the very significant organizational and integration challenges we believed they would face, as well as the uncertainty caused by working for a new company with a different culture, we entered into retention agreements with them. These agreements provided for cash payments and equity awards designed to encourage them to remain with LSI. The retention payments shown in this row were provided for in these agreements.

(b)	Mr. Talwalkar does not reside near our headquarters. When we hired him, we agreed to provide him with an allowance towards commuting expenses and housing expenses near our headquarters and subsequently extended the benefit until May 2009.

(c)	The amount shown in this row represents payments of travel, living and other expenses for Mr. Micallef, a U.S. resident who is on temporary assignment in Singapore. These payments are designed so that he is not disadvantaged by his international assignment. Some of these payments were made in Singapore dollars and were converted to U.S. dollars using an exchange rate provided by a third-party finance website for the date the payments were made. These rates ranged from 1.337 to 1.505 Singapore dollars per U.S. dollar.

(d)	The tax gross-ups shown relate to commuting and housing allowances and reimbursements, the financial planning benefits for Messrs. Stroh and Micallef and overseas assignment payments. We provide Mr. Micallef with tax gross-ups on the payments related to his overseas assignment so that he does not have to pay out of pocket to serve in Singapore at our request.

(e)	Our practice, required by law in some jurisdictions, has been to pay executive officers for their accrued and unused vacation time when they leave the company. In order to minimize our exposure to these payments for executive officers, we discontinued providing executive officers with specific numbers of vacation days at the end of 2008 and instead now allow them to take vacation when they choose, subject to their obligation to devote sufficient time to the affairs of the company. As part of this change, we paid each of our executive officers the amount of their accrued vacation pay.

Grants of Plan-Based Awards for 2008

						All	All
						Other	Other
			Estimated Possible Payouts			Stock	Option		Grant
			Under			Awards:	Awards:	Exercise	Date Fair
			Non-Equity Incentive Plan			Number of	Number of	or Base	Value of
		Date of	Awards(1)			Shares of	Securities	Price of	Stock and
	Grant	Board	Threshold	Target	Maximum	Stock	Underlying	Option	Option
Name	Date	Action	($)	($)	($)	or Units (#)(2)	Options (#)(3)	Awards($/sh)	Awards($)

Abhijit Y. Talwalkar	3/1/08	2/22/08	—	—	—	300,000	—	—	1,512,000
	3/1/08	2/22/08	—	—	—	—	1,500,000	5.04	2,676,000
	3/1/08	2/22/08	—	—	—	—	100,000	5.04	178,400
	2/21/08	2/21/08	213,829	356,382	890,954	—	—	—	—
Bryon Look	3/1/08	2/21/08	—	—	—	100,000	—	—	504,000
	3/1/08	2/21/08	—	—	—	—	350,000	5.04	624,400
	2/21/08	2/21/08	59,872	99,787	249,467	—	—	—	—
Ruediger Stroh	3/1/08	2/21/08	—	—	—	150,000	—	—	756,000
	3/1/08	2/21/08	—	—	—	—	300,000	5.04	535,200
	2/21/08	2/21/08	56,130	93,550	233,876	—	—	—	—
Andrew Micallef	3/1/08	2/21/08	—	—	—	50,000	—	—	252,000
	3/1/08	2/21/08	—	—	—	—	150,000	5.04	267,600
	2/21/08	2/21/08	50,998	84,997	212,493	—	—	—	—
D. Jeffrey Richardson	3/1/08	2/21/08	—	—	—	200,000	—	—	1,008,000
	3/1/08	2/21/08	—	—	—	—	500,000	5.04	892,000
	2/21/08	2/21/08	59,872	99,787	249,467	—	—	—	—

(1)	These awards were part of our 2008 bonus program. You can find a description of that program in the Compensation Discussion and Analysis section under the heading “2008 Compensation Decisions — Bonus Incentives.”

(2)	The amounts shown in this column represent restricted stock units awarded under our 2003 Equity Incentive Plan.

(3)	The amounts shown in this column represent stock options granted under our 1991 Equity Incentive Plan, except for the 100,000 share option granted to Mr. Talwalkar, which was granted under our 2003 Equity Incentive Plan.

The stock options reported in the Grants of Plan-Based Awards for 2008 table have a seven-year term and become exercisable at the rate of 25% per year, beginning on the first anniversary of the grant date. The restricted stock units reported in that table vest at the rate of one-third per year, beginning on the first anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year End 2008

The following table provides information as of December 31, 2008, on the holdings of stock options and restricted stock units by the executive officers listed in the Summary Compensation Table.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock That
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable(1)		Price ($)	Date	Vested (#)(2)		Vested ($)

Abhijit Y. Talwalkar	1,125,000	375,000	(a)	6.13	5/23/12	390,000	(A)	1,283,100
	375,000	125,000	(b)	6.13	5/23/12
	—	2,000,000	(3)	7.38	6/1/12
	100,000	300,000	(c)	9.25	2/8/14
	—	1,500,000	(d)	5.04	3/1/15
	—	100,000	(e)	5.04	3/1/15
Bryon Look	120,000	—		29.4375	8/13/09	165,000	(B)	542,850
	100,000	—		52.125	2/17/10
	50,000	—		40.125	8/18/10
	300,000	—		18.19	12/4/10
	200,000	—		18.69	11/15/11
	250,000	—		5.06	3/20/13
	200,000	—		10.70	2/12/11
	112,500	37,500	(f)	6.23	2/10/12
	75,000	75,000	(g)	9.39	2/8/13
	50,000	150,000	(h)	9.25	2/8/14
	—	350,000	(i)	5.04	3/1/15
Ruediger Stroh	324,000	108,000	(j)	6.1644	11/30/12	476,480	(C)	1,567,619
	61,560	61,560	(k)	9.0926	11/30/13
	50,000	150,000	(l)	10.23	4/2/14
	—	300,000	(m)	5.04	3/1/15
Andrew Micallef	10,800	—		19.5371	4/30/09	176,520	(D)	580,751
	3,229	—		71.7963	10/31/10
	75,600	—		16.4121	11/30/10
	2,259	—		35.8556	2/28/11
	9,000	—		6.3889	11/30/11
	22,500	54,000	(n)	6.1644	11/30/12
	48,600	48,600	(o)	8.8152	11/30/13
	25,000	75,000	(p)	10.23	4/2/14
	—	150,000	(q)	5.04	3/1/15
D. Jeffrey Richardson	375,000	125,000	(r)	7.94	6/13/12	270,000	(E)	888,300
	75,000	75,000	(s)	9.39	2/8/13
	50,000	150,000	(t)	9.25	2/8/14
	—	500,000	(u)	5.04	3/1/15

(1)	The following table contains additional information about the exercisability of stock options that were not completely exercisable at December 31, 2008. In order for shares to become exercisable as provided below, the holder of the stock option must remain an employee of LSI through the date on which the shares become exercisable.

	Next Date
	after 12/31/08
	on Which	Number of Shares
	Shares	Becoming
	Become	Exercisable on
Grant	Exercisable	That Date(#)	When Additional Shares Become Exercisable Thereafter

(a)	5/23/09	375,000	—
(b)	5/23/09	125,000	—
(c)	2/8/09	100,000	100,000 shares become exercisable each year thereafter until fully exercisable
(d)	3/1/09	375,000	375,000 shares become exercisable each year thereafter until fully exercisable
(e)	3/1/09	25,000	25,000 shares become exercisable each year thereafter until fully exercisable
(f)	2/10/09	37,500	—
(g)	2/8/09	37,500	37,500 shares become exercisable on 2/8/10
(h)	2/8/09	50,000	50,000 shares become exercisable each year thereafter until fully exercisable
(i)	3/1/09	87,500	87,500 shares become exercisable each year thereafter until fully exercisable
(j)	1/1/09	9,000	9,000 shares become exercisable each month thereafter until fully exercisable
(k)	1/1/09	2,565	2,565 shares become exercisable each month thereafter until fully exercisable
(l)	4/2/09	50,000	50,000 shares would have become exercisable each year thereafter until fully exercisable; the option was canceled when Mr. Stroh left the company in January 2009 to the extent of the shares shown in the table as not being exercisable at 12/31/08
(m)	3/1/09	75,000	75,000 shares would have become exercisable each year thereafter until fully exercisable; the option was canceled when Mr. Stroh left the company in January 2009 to the extent of the shares shown in the table as not being exercisable at 12/31/08
(n)	1/1/09	4,500	4,500 shares become exercisable each month thereafter until fully exercisable
(o)	1/1/09	2,025	2,025 shares become exercisable each month thereafter until fully exercisable
(p)	4/2/09	25,000	25,000 shares become exercisable each year thereafter until fully exercisable
(q)	3/1/09	37,500	37,500 shares become exercisable each year thereafter until fully exercisable
(r)	6/13/09	125,000	—
(s)	2/8/09	37,500	37,500 shares become exercisable 2/8/10
(t)	2/8/09	50,000	50,000 shares become exercisable each year thereafter until fully exercisable
(u)	3/1/09	125,000	125,000 shares become exercisable each year thereafter until fully exercisable

(2)	The following table contains additional vesting information for restricted stock units outstanding at December 31, 2008. In order for restricted stock units to vest, the holder must remain employed by LSI through the vesting date.

		Number of Shares
Grants	Vesting date	Vesting (#)

(A) (Mr. Talwalkar)	2/20/09	30,000
	3/1/09	100,000
	2/20/10	30,000
	3/1/10	100,000
	2/20/11	30,000
	3/1/11	100,000
(B) (Mr. Look)	2/20/09	25,000
	3/1/09	33,333
	2/20/10	25,000
	3/1/10	33,333
	2/20/11	15,000
	3/1/11	33,334
(C) (Mr. Stroh)	3/1/09	50,000	*
	4/20/09	50,000	*
	12/1/09	216,000
	3/1/10	50,000	*
	12/1/10	60,480
	3/1/11	50,000	*
(D) (Mr. Micallef)	3/1/09	16,666
	4/20/09	25,000
	12/1/09	54,000
	3/1/10	16,667
	12/1/10	47,520
	3/1/11	16,667
(E) (Mr. Richardson)	2/20/09	27,500
	3/1/09	66,666
	2/20/10	27,500
	3/1/10	66,667
	2/20/11	15,000
	3/1/11	66,667

*	These restricted stock units were canceled when Mr. Stroh left the company in January 2009.

(3)	This stock option will become exercisable in full on June 1, 2011, or earlier if annual and cumulative targets for operating profit as a percentage of revenue and for revenue growth are met.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Abhijit Y. Talwalkar	—	—	196,667	1,273,769
Bryon Look	—	—	35,000	202,850
Ruediger Stroh	—	—	50,000	251,000
Andrew Micallef	249,300	231,094	25,000	125,500
D. Jeffrey Richardson	—	—	60,834	373,763

Pension Benefits for 2008

In connection with our merger with Agere, we assumed Agere’s pension plans. Mr. Micallef is a participant in Agere’s pension plans. The following table sets forth information about his participation in the pension plans as of December 31, 2008:

			Present Value of
		Number of Years	Accumulated Benefit	Payments During Last
Name	Plan name	Credited Service (#)	($)	Fiscal Year ($)

Andrew Micallef	Agere Systems Inc. Pension Plan	8.17	59,275 (1)	—
Andrew Micallef	Agere Systems Inc. Supplemental Pension Plan	8.17	278,144 (2)	—

(1)	To compute this amount, we assumed that Mr. Micallef would retire at age 65 and then receive a lump-sum payment from the plan. We also assumed that his accrued account balance at December 31, 2008, would accrue interest at the rate of 4% per year. We discounted Mr. Micallef’s age 65 account balance back to December 31, 2008, using an interest rate of 6.5%. No pre-retirement mortality was assumed.

(2)	To compute this amount, we assumed that Mr. Micallef would retire at age 50 years and nine months and then receive a lump-sum payment from the plan. The Supplemental Pension Plan benefit is composed of two components. The first component is an excess retirement benefit which is based upon the account balance formula of the Agere Systems Inc. Pension Plan for pay in excess of the compensation limits under that plan. We assumed that his accrued account balance at December 31, 2008, would accrue interest at the rate of 4% per year to age 50 years and nine months. That account balance was discounted back to December 31, 2008, using an interest rate of 6.5%. The second component is the minimum pension benefit described below in which Mr. Micallef will vest at age 50 years and nine months. Because of the vesting structure of this benefit, we have prorated the value at retirement based upon the portion of the eligibility period served. The minimum pension benefit is offset by all other qualified and nonqualified defined benefit pension benefits. For purposes of determining the offsets to the minimum pension benefit, we assumed that the December 31, 2008, account balances would accrue interest at the rate of 4% per year to age 65 and would be converted to annuities payable at age 65 using an interest rate of 6.5% and the mortality table prescribed by the Pension Protection Act for 2013, projected to 2030 (when Mr. Micallef would reach normal retirement age) using Projection Scale AA for males and females. These annuities were then reduced to amounts payable at age 50 years and nine months by the early retirement factors contained in our pension plan for participants commencing benefits at that age. For purposes of converting the net minimum retirement benefit into a lump sum form of payment, we used an interest rate of 8.25% and the mortality table prescribed by the Pension Protection Act for 2013, projected to 2015 (when Mr. Micallef would reach age 50 years and nine months) using Projection Scale AA for males and females. The resulting lump sum was discounted back to December 31, 2008, using an interest rate of 6.5%.

The Agere pension plans applicable to Mr. Micallef contain two programs, one in which benefits are based on years of service and compensation history and one that is an account balance program. Which program an employee participates in, and whether they participate in the plans at all, depend on the date the employee was hired. Based on his date of hire, Mr. Stroh did not participate in the Agere pension plans.

Mr. Micallef participates in the account balance program. Under this program, we establish a notional account for each participating employee, who earns annual pay credits based on age, salary and bonus, in accordance with the following schedule:

Contributions as a Percent
Age	of Salary and Bonus

less than 30	3.00%
30 — less than 35	3.75%
35 — less than 40	4.50%
40 — less than 45	5.50%
45 — less than 50	6.75%
50 — less than 55	8.25%
55+	10.00%

In addition, interest is credited on the last day of the year. Once vested, an employee participating in the account balance program is entitled to the amounts in his or her account when he or she leaves the company.

Federal laws place limitations on compensation amounts that may be included under the Agere Systems pension plan. In 2008, up to $230,000 in eligible base salary and bonus could be included in the calculation under the plan.

Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to Mr. Micallef are paid, under the supplemental pension plan. That plan is a non-contributory plan and has the same two programs and uses the same benefit formulas and eligibility rules as the pension plan. Pension amounts under the pension and supplemental pension plans are not subject to reductions for social security benefits or other offset amounts.

The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus target annual bonus. This minimum pension will be offset by other amounts received by plan participants under the pension and supplemental pension plans.

Change-in-Control and Termination Arrangements

We have several arrangements with our named executive officers that provide for payments and other benefits upon termination of their employment with the company under specific circumstances. Those arrangements are described in more detail below.

Severance Policy for Executive Officers

We maintain the LSI Corporation Severance Policy for Executive Officers, which would provide an executive officer with benefits if the employment of the executive officer is terminated other than for

“cause” (as defined below) or, following a change in control if the executive officer terminates his or her employment with LSI for “good reason” (as defined below). This policy currently applies to Messrs. Talwalkar, Look and Richardson. At December 31, 2008, the Agere Systems Officer Severance Policy described below applied to Messrs. Micallef and Stroh. Beginning April 2, 2009, Mr. Micallef will participate in the LSI severance policy, and not the Agere severance policy.

If an executive officer’s employment is terminated other than for cause and no change in control has occurred within the preceding 18 months, in the case of our chief executive officer, or 12 months, in the case of other executive officers, then pursuant to the LSI severance policy, the individual will be entitled to receive from LSI the following if the individual timely executes a separation agreement:

•	A lump sum amount equal to:

•	In the case of the President and Chief Executive Officer, 1.5 times the sum of (i) his or her base salary plus (ii) his or her average annualized cash bonus for the most recent three years.

•	In the case of other executive officers, 1 times his or her base salary.

•	In the case of the President and Chief Executive Officer, immediate vesting of all outstanding equity awards scheduled to vest within 18 months of the termination date, with any awards having annual vesting being deemed to have monthly vesting for this purpose.

•	Reimbursement for a period of 18 months, in the case of the President and Chief Executive Officer, and 12 months for other executive officers, of health insurance costs in an amount equal to what the company would pay for the executive officer had he or she remained an employee.

If a change in control has occurred within the time periods set forth above, then pursuant to the LSI severance policy, an executive officer whose employment is terminated other than for cause or who terminates his or her employment for good reason will be entitled to receive from LSI the following if the individual timely executes a separation agreement:

•	A lump sum amount equal to:

•	In the case of the President and Chief Executive Officer, 2.75 times the sum of (i) his or her base salary plus (ii) his or her average annualized cash bonus for the most recent three years.

•	In the case of other executive officers, 2 times the sum of (i) his or her base salary plus (ii) his or her average annualized cash bonus for the most recent three years.

•	Immediate vesting of all outstanding equity awards.

•	Reimbursement of COBRA health insurance costs for a period of 18 months.

•	If the executive officer’s “parachute payments” are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then LSI will make an additional payment to the executive officer in an amount that equals the excise tax on the parachute payments, plus any additional excise tax and federal, state and local and employment income taxes, on that additional payment. In no event will the additional payments exceed an amount equal to the sum of the individual’s base salary plus target bonus.

The separation agreement must include a full release of claims, an agreement not to compete with LSI, an agreement not to solicit LSI’s employees and a non-disparagement agreement for the term of the severance period.

“Cause” is defined in the severance policy to mean an executive officer’s:

•	Material neglect (other than as a result of illness or disability) of his or her duties or responsibilities, or

•	Conduct (including action or failure to act) that is not in the best interest of, or is injurious to, LSI.

“Good reason” is defined in the severance policy to mean the occurrence of any of the following events without the executive officer’s written consent:

•	A material reduction in the individual’s duties or responsibilities compared to those in effect immediately prior to the reduction, or the assignment to the individual of materially reduced duties or responsibilities.

•	A material reduction in the individual’s base salary.

•	A material relocation of the individual’s principal office; although a relocation of less than 50 miles from the individual’s then present office location will not be deemed material.

In order to claim a good reason termination, (a) the individual must notify the company of the event constituting good reason within 30 days of its initial occurrence, (b) the individual must assert a termination for good reason by written notice to the company within three months of the initial occurrence of the good reason, and (c) the company must have been given at least 30 days to cure the event that constitutes good reason and shall have failed to have done so.

Agere Severance Policy

Termination without cause and without a change in control

At December 31, 2008, Messrs. Micallef and Stroh had the benefit of the Agere Officer Severance Policy. That policy provides that if a participating employee is terminated by LSI without “cause” (as defined below) the employee will receive:

•	Continued payment of base salary and target bonus for 24 months, with any payment due within the first six months being made on the first day of the seventh month.

•	Continued vesting of all equity awards for 24 months.

•	Continued participation in medical, dental, disability and life insurance and perquisite programs for 24 months.

•	In the case of Mr. Micallef, continued accrual of pension benefits while base salary payments continue or until April 6, 2009, whichever comes first.

For purposes of the Agere Officer Severance Policy, “cause” means any of the following:

•	The executive’s violation of LSI’s code of conduct.

•	The executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime of theft, dishonesty or moral turpitude.

•	Gross omission or gross dereliction of any statutory or common law duty of loyalty to LSI.

An officer must enter into a release and agree to non-solicit and non-compete covenants in order to receive payments under the Agere officer severance policy.

In connection with a reorganization of our business in early 2009, Mr. Stroh entered into a separation agreement providing for the benefits described above, except that to maintain a reasonable benefit level, his existing options and restricted stock units granted by LSI and his entitlement to any future benefits under his retention agreement were terminated.

Termination following a change in control of LSI

Under the retention agreements they entered into at the time of the Agere-LSI merger, Messrs. Micallef and Stroh have agreed that the following would apply in the event of a “change in control” (as defined below) of LSI.

If the individual’s employment is terminated as a result of an “involuntary termination” (as defined below) at any time within 12 months after a change in control of LSI, within seven days of the involuntary termination the individual will receive:

•	An amount equal to the executive’s base salary for 24 months.

•	An amount equal to 200% of the individual’s target bonus for the year in which the change in control occurs.

•	Immediate vesting of all outstanding equity awards granted at least six months prior to the change in control.

The individual would also be entitled to continued health-care benefits for 24 months following the termination, life insurance benefits for 18 months following the termination and 100% acceleration of all outstanding equity awards granted at least six months before the change in control.

If any amount or benefits paid as described above are parachute payments subject to the excise tax under Section 4999 of the Internal Revenue Code, LSI will provide a gross-up of additional taxes payable up to an amount equal to the executive’s base salary plus target bonus, and reduce, subject to the executive’s election, the executive’s severance payments and benefits in full or by a lesser amount that results in the receipt by the executive on an after-tax basis of the greatest amount of severance payments provided for above. The executive will be allowed to determine which of those amounts and benefits are to be reduced.

The severance payments, continued health benefits and accelerated vesting will be subject to the executive entering into and not subsequently revoking a separation agreement and release of claims in a form satisfactory to LSI.

“Change in control” means the occurrence of any of the following events:

•	The consummation of a merger or consolidation of LSI with any other corporation, other than a merger or consolidation that would result in the voting securities of LSI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of LSI or the surviving entity outstanding immediately after the merger or consolidation.

•	The approval by our stockholders or, if stockholder approval is not required, approval by the Board of Directors, of a plan of complete liquidation of LSI or an agreement for the sale or disposition by LSI of all or substantially all of LSI’s assets.

•	A “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of LSI representing 50% or more of the total voting power represented by LSI’s then outstanding voting securities.

•	A change in the composition of the Board of Directors as a result of which less than a majority of the directors are incumbent directors. An “incumbent director” is a director who either (a) was a director of LSI when we entered into the retention agreement with Mr. Micallef or Mr. Stroh, or (b) is elected, or nominated for election, by a majority of those directors whose election or nomination was not in connection with a transaction of a type described in one of the three bullets above or in connection with a proxy contest for the election of directors.

“Cause” means the occurrence of any of the following:

•	The executive’s willful and continued failure to perform the executive’s duties and responsibilities after a written demand has been delivered by LSI that describes the basis for LSI’s belief that the executive has not substantially performed the executive’s duties.

•	Any act of personal dishonesty in connection with the executive’s responsibilities as an employee of LSI that may result in his or her substantial personal enrichment.

•	The executive’s conviction of a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on LSI’s reputation or business.

•	The executive’s willful act that constitutes misconduct and is detrimental to LSI.

“Involuntary termination” means the occurrence of any of the following without the executive’s express written consent:

•	A significant reduction of the executive’s position, duties or responsibilities as compared to the executive’s position, duties or responsibilities in effect immediately prior to the reduction.

•	A substantial reduction by LSI, without good business reasons, of the facilities and perquisites (including office space and location) available to the executive immediately prior the reduction.

•	A material reduction in the kind or level of employee benefits to which the executive is entitled, with the result that his or her overall benefits package is significantly reduced.

•	A reduction in the executive’s base salary in effect immediately prior to the reduction.

•	The relocation of the executive to a facility or location more than 35 miles from the executive’s current place of employment.

•	Any purported termination of the executive that is not effected for “cause” (as defined above) or for which the grounds relied upon are not valid.

•	The failure of any successor corporation to assume the executive’s change-in-control severance arrangement.

Potential Payments in the Event of Termination at the End of our Last Fiscal Year

The following table shows the potential payments that would have been made to Messrs. Talwalkar, Look, Stroh, Micallef and Richardson had a termination without cause occurred as of December 31, 2008, in each case unrelated to a change in control of LSI. On that date, LSI’s closing stock price on the New York Stock Exchange was $3.29 per share.

Potential Payments Upon Termination Without Cause at December 31, 2008

				Continuation	Value of	Value of
				of Health	Accelerated	Accelerated
	Lump Sum			and Life	Stock	Restricted	Allowance			Relocation
	Severance	Base	Bonus	Insurance	Options (1)	Stock	in Lieu	Pension		Back to	Total
Name	Payment ($)	Salary ($)	($)	Benefits ($)	($)	Units ($)	of Perquisites($)	Payout($)		the U.S. ($)	($)

Abhijit Y. Talwalkar	1,850,000	—	—	19,734	—	641,550	—	—		—	2,511,284
Bryon Look	400,000	—	—	13,156	—	—	—	—		—	413,156
Ruediger Stroh	—	700,000	525,000	39,120	—	1,403,119	40,000	—		—	2,707,239
Andrew Micallef	—	636,000	477,000	39,120	—	525,916	40,000	181,559	(2)	163,495	2,063,090
D. Jeffrey Richardson	400,000	—	—	13,156	—	—	—	—		—	413,156

(1)	Represents the aggregate amount by which the accelerated stock options would be “in-the-money.” At December 31, 2008, none of the stock options held by these individuals were “in-the-money.”

(2)	In December 2010, Mr. Micallef would be entitled to a lump-sum payment of his accrued pension benefit in the amount shown. Of this amount, $28,662 would result from the additional salary and bonus payments received as severance and from interest through the payment date.

The following table shows the potential payments that would have been made to Messrs. Talwalkar, Look, Stroh, Micallef and Richardson had a termination without cause or for good reason (or an involuntary termination) occurred on December 31, 2008 and within the appropriate time period after a change in control of LSI.

Potential Payments Upon Termination Following a Change in Control at December 31, 2008

		Continuation	Value of	Value of
		of Health	Accelerated	Accelerated	Maximum
	Lump Sum	and Life	Stock	Restricted	Excise Tax	Relocation
	Severance	Insurance	Options(1)	Stock	Gross-Up	Back to	Pension		Total
Name	Payment ($)	Benefits ($)	($)	Units ($)	($)(2)	the U.S.($)	Payout($)		($)

Abhijit Y. Talwalkar	3,391,667	23,829	—	1,283,100	1,800,000	—	—		6,498,596
Bryon Look	1,026,667	23,829	—	542,850	680,000	—	—		2,273,346
Ruediger Stroh	1,225,000	41,378	—	1,567,619	612,500	—	—		3,446,497
Andrew Micallef	1,113,000	41,378	—	580,751	556,500	163,495	152,897	(3)	2,608,021
D. Jeffrey Richardson	1,093,333	23,829	—	888,300	680,000	—	—		2,685,462

(1)	Represents the aggregate amount by which the accelerated stock options would be “in-the-money.” At December 31, 2008, none of the stock options held by these individuals were “in-the-money.”

(2)	The amounts shown represent the maximum amount of tax gross-up LSI has agreed to pay in the event that excise tax is applicable.

(3)	Mr. Micallef would be entitled to a lump-sum payment of his accrued pension benefit in the amount shown. There would be no increase in his benefit as a result of the severance he would receive in this situation.

Had Mr. Micallef resigned from the company at December 31, 2008, he would have been entitled to a payout in an amount equal to his balance in the cash balance portion of our pension plan. The amount of his payout would have been $152,897.

RELATED PERSONS TRANSACTION POLICY AND PROCEDURES

Our Board has adopted a written policy relating to approval of related-party transactions. Under that policy, any transaction or series of transactions in which (a) LSI is a participant, (b) the amount involved exceeds $120,000 and (c) a director or executive officer of LSI or any person related to any such individual has or may have a material direct or indirect interest, must receive the prior approval of the Board of Directors, excluding any director who has the direct or indirect interest. For the purposes of our policy, a material direct or indirect interest is determined in accordance with the rules of the Securities and Exchange Commission relating to related-person transactions. Our policy provides that:

•	If a director or executive officer becomes aware that LSI is considering becoming a participant in a transaction in which that individual has or may have a material direct or indirect interest, then that person must advise our Corporate Secretary of the transaction.

•	Following receipt of a notification from a director or executive officer, the Board of Directors will gather as much information as possible about the proposed transaction and consider whether the proposed transaction is fair to LSI and whether there is any other reason why it may not be appropriate for LSI to enter into the transaction. The Board also may consider whether there are alternate transactions that LSI could pursue that could accomplish the same business purpose on similar terms to LSI. The person with the material interest should not be present during the consideration of the transaction unless requested by the Board of Directors.

•	The person with the material interest should not participate in the negotiation of the transaction by LSI, unless approved by that person’s supervisor or the Board of Directors.

•	In the event that a director or executive officer of LSI does not realize that a transaction is subject to our related-party transaction policy until after we have entered into the transaction, that individual must nevertheless follow the procedures set forth in the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that, under the Securities and Exchange Commission’s rules for reporting of securities transactions by executive officers, directors and beneficial owners of more than 10% of our common stock, all required reports for 2008 were timely filed, except that Mr. Stroh filed (a) one Form 4 late reporting one transaction, and (b) a Form 5 for 2008 late reporting one transaction that should have been reported on a Form 4.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2010 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at LSI Corporation, 1621 Barber Lane, Milpitas, CA 95035:

•	Not later than December 1, 2009, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, or

•	On or after January 15, 2010, and on or before February 14, 2010, if the proposal is submitted pursuant to our by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws and we are not required to include the proposal in our proxy materials.

March 31, 2009

APPENDIX A
LSI CORPORATION INCENTIVE PLAN
     1. Purposes of the Plan. The purpose of the LSI Corporation Incentive Plan is to motivate and reward Participants by making a significant portion of their cash compensation directly dependent upon achieving performance goals that further the Company’s business and strategic objectives. It is the Company’s intention that the compensation paid hereunder will qualify as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, and will thereby be fully deductible by the Company.
     2. Definitions.
     (a) “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
     (b) “Actual Award” means, as to any Performance Period, the actual award, if any, payable to a Participant, as determined pursuant to Section 6 for a Performance Period. Each Actual Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(d) to reduce the Award otherwise payable.
     (c) “Board” means the Board of Directors of the Company.
     (d) “CEO” means the chief executive officer of the Company.
     (e) “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall consist solely of two or more members of the Board who qualify as “outside directors” within the meaning of Section 162(m).
     (f) “Company” means LSI Corporation.
     (g) “Determination Date” means the latest possible date that will not jeopardize a Target Award or an Actual Award’s qualification as performance-based compensation under Section 162(m).
     (h) “Earnings Per Share” means, as to any Performance Period, the Company’s earnings per share, determined in accordance with GAAP or such other basis determined by the Committee.
     (i) “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
     (j) “GAAP” means generally accepted accounting principles in the United States.
     (k) “Maximum Award” means as to any Participant during any period of three (3) consecutive Plan Years, $9,000,000.
     (l) “Operating Income” means as to any Performance Period, the Company’s operating income, determined in accordance with GAAP or such other basis determined by the Committee.
     (m) “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

     (n) “Payout Formula” means the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Actual Awards, if any, to Participants. The formula or matrix may differ from Participant to Participant.
     (o) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).
     (p) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for an award for a Performance Period. As determined by the Committee, the Performance Goal(s) for any award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Earnings Per Share, (b) Operating Income, (c) Profit, (d) Return On Equity, (e) Revenue and (f) Total Shareholder Return. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee may determine that any element(s) normally included in or excluded from the applicable measures shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, whether or not such determinations result in any Performance Goal being measured on a basis other than GAAP.
     (q) “Performance Period” means any Plan Year or such other shorter or longer period, as determined by the Committee in its sole discretion. Unless the Committee determines otherwise, the Performance Period for a Participant shall be a Plan Year.
     (r) “Plan” means this LSI Corporation Incentive Plan.
     (s) “Plan Year” means the Company’s fiscal year.
     (t) “Profit” means as to any Performance Period, the Company’s income, determined in accordance with GAAP or such other basis determined by the Committee.
     (v) “Return On Equity” means as to any Performance Period, the percentage equal to the Company’s Profit divided by average shareholder’s equity, determined in accordance with GAAP or such other basis determined by the Committee.
     (w) “Revenue” means as to any Performance Period, the Company’s revenues determined in accordance with GAAP or such other basis determined by the Committee.
     (x) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.
     (y) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.
     (z) “Shares” means shares of the Company’s common stock.

     (aa) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her base salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.
     (bb) “Total Shareholder Return” means as to any Performance Period, the total return (based on change in share price and taking into account reinvestment of any dividends) of a Share.
     3. Administration of the Plan.
     (a) The Committee shall be responsible for the general administration and interpretation of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m) and to the terms of the Plan, the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:
(i)	to construe and interpret the terms of the Plan, and to determine eligibility and the amount, manner and time of payment of awards hereunder;

(ii)	to prescribe forms and procedures for purposes of Plan participation and payments of Actual Awards; and

(iii)	to adopt rules and regulations and to take such actions as it deems necessary or desirable for the proper administration of the Plan.
     (b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding and shall be given the maximum deference permitted by law.
     4. Eligibility. The Committee may, in its discretion, select the Employee(s) to be Participants for any given Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period. Performance Periods may be for different periods of time and may overlap for different Participants.
     5. Performance Goals. For each Performance Period, the Committee shall establish on or before the Determination Date and in a manner intended to comply with the “in writing” requirements of Section 162(m), Performance Goals for each Participant. The Committee may request or may be provided market data to substantiate the appropriateness of the Performance Goal. Each Participant’s Actual Award shall become payable only if the minimum level of achievement of the pre-established Performance Goal(s) specified by the Committee are attained.
     6. Award Determination. For each Performance Period, the Committee, in its sole discretion, shall establish on or before the Determination Date and in a manner intended to comply with the “in writing” requirements of Section 162(m), a Target Award for each Participant. Subject to the limitations set forth in Sections 8(d) and 11, the Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee in accordance with Section 8(a).
     7. Payout Formula Determination. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the

Actual Award (if any) payable to each Participant. The Committee’s establishment of the Payout Formula or Formulae for any given Performance Period shall be made on or before the Determination Date. Each Payout Formula shall (a) evidenced in a manner intended to comply with the “in writing” requirements of Section 162(m), (b) be based on a comparison of actual performance to the Performance Goal(s), (c) provide for the payment of a Participant’s Target Award if the Performance Goal(s) for the Plan Year are achieved, and (d) if determined by the Committee, provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals; provided, however, that if not determined otherwise by the Committee, a Participant’s Actual Award shall equal the Participant’s Target Award if the actual Performance Goal(s) are exceeded and shall be zero if the actual Performance Goal(s) are not achieved or exceeded. Notwithstanding the preceding, in no event shall a Participant receive an Actual Award which would cause the aggregate amount of all Actual Awards made to that Participant in any period of three consecutive Plan Years to exceed the Maximum Award.
     8. Award Payment.
     (a) Certification. The Committee shall certify in a manner intended to comply with the “in writing” requirements of Section 162(m) the level of attainment of any Performance Goals applicable to each Participant for a Performance Period prior to any payments under this Plan.
     (b) Form of Distributions. The Company shall distribute all Awards to the Participants in a lump sum in cash, less applicable withholding.
     (c) Timing of Distributions. Subject to Sections 8(d) and 11, the Company shall distribute amounts payable to each Participant following the determination of the Award for a Performance Period under Section 6 hereof. Unless specified otherwise by the Committee or in a separate arrangement between the Company and the Participant, in each case in a manner that is exempt from or compliant with Section 409A, each Actual Award will be payable no later than March 15 of the year following the end of the Company’s fiscal year in which the Actual Award, if any, is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A. It is the intent of the Plan that each award hereunder is subject to a “substantial risk of forfeiture” within the meaning of Section 409A until the Actual Award is determined in accordance with Section 6 and, to the extent the requirement for an employee to remain employed through the payment date has not been waived pursuant to Section 11(a), until the Actual Award is paid to the applicable Participant. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the regulations interpreting Section 409A.
     (d) Limitations. The Committee may not increase an Actual Award, but may, in its sole discretion, eliminate or decrease an Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula.
     9. Term of Plan. The Plan shall continue until terminated pursuant to Section 10. The Plan as amended May 14, 2009 shall first apply to Performance Periods beginning on or after that date.
     10. Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder or to account for a change in the equity or capitalization structure of the Company through merger, consolidation, reorganization, recapitalization, spin-off, significant change in strategic direction or otherwise; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to any Participant made prior to such amendment, modification, suspension or termination; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such award. At no time before the actual distribution of funds to any Participant under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.
     11. Termination of Employment.
     (a) In the event that a Participant’s employment with the Company terminates by reason of the Participant’s total and permanent disability or death, the Committee may, in its sole discretion, pay to the Participant or the Participant’s representative, as the case may be, all or a portion of the Actual Award for the Performance Period in which such termination occurs; provided, that any such payment shall be made no later than March 15 of the year immediately following the Company’s fiscal year in which the Actual Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A. Notwithstanding the foregoing, a separate arrangement between the Company and the Participant or the Committee may provide for a different timing of distribution that is exempt from or compliant with Section 409A.
     (b) Except as provided in Section 11(a), no award shall be paid to a Participant with respect to a Performance Period if the Participant terminates employment before the time of payment.
     12. Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal, state and other tax or similar withholding requirements.
     13. Employment. This Plan does not constitute a contract of employment or compensation or impose on either the Participant or the Company any obligation to retain the Participant as an employee. This Plan does not change the status of the Participant as an employee at-will, the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the Plan.
     14. Successors. The provisions of this Plan shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
     15. Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.
     16. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

ADMISSION TICKET LSI CORPORATION 2009 ANNUAL MEETING OF STOCKHOLDERS May 14, 2009 9:00 a.m. Pacific Daylight Time LSI Corporation 1621 Barber Lane Milpitas, CA 95035 THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST. Directions: From San Jose and Points South: From Highway 880 North, exit onto Montague Expressway West. Take a right onto McCarthy Boulevard. Take a right onto Barber Lane. Follow around to parallel the freeway. LSI is on the left side — 1621 Barber Lane. Follow the signs to the designated parking area. You should enter the building using the South entrance. From San Francisco: Take Route 101 South to Highway 880 North. Follow the directions “From San Jose and Points South” above. From Oakland: Take Highway 880 South and exit onto Montague Expressway West. Follow the directions “From San Jose and Points South” above. Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography and recording devices are not permitted at the Annual Meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated. 2009 ANNUAL MEETING OF STOCKHOLDERS May 14, 2009 9:00 a.m. Pacific Daylight Time THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS. The shares of common stock of LSI Corporation you are entitled to vote at the 2009 Annual Meeting of Stockholders will be voted as you specify. By signing this proxy, you revoke all prior proxies and appoint Abhijit Y. Talwalkar, Bryon Look and Jean F. Rankin, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the other side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 2 and 3.

LSI

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LSICO1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

LSI CORPORATION

ELECTION OF DIRECTORS

For address changes and/or comments, please check this box and write them on the back in the space provided. ☐

Please indicate if you plan to attend the meeting. ☐ Yes ☐ No

DIRECTORS' PROPOSALS

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

1110 AMERICAN PARKWAY NE ROOM 12K-301 ALLENTOWN, PA 18109 VOTE BY INTERNET — www.proxyvote.com To vote over the Internet, go to the website address shown above. Have your proxy card in hand when you access the website and follow the instructions to vote. VOTE BY PHONE — 1-800-690-6903 To vote by phone, call the toll-free number shown above using a touch-tone telephone. Have your proxy card in hand when you call and follow the instructions provided. VOTE BY MAIL To vote by mail, mark, sign and date the proxy card below and return it in the postage-paid envelope we have provided or send it to LSI Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Daylight Time on May 13, 2009. If you are a participant in our 401(k) plan, your voting instructions must be transmitted by 11:59 P.M. Eastern Daylight Time on May 8, 2009. If you vote over the Internet or by telephone, you do not need to return your proxy card. •ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by LSI in mailing proxy materials, you can consent to accessing all future proxy statements and related materials over the Internet. To sign up for electronic access, please follow the instructions above to vote using the Internet. After voting, follow the instructions to sign up for electronic access. You can also sign up for electronic access at www.icsdelivery.com/lsi. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LSI CORPORATION ELECTION OF DIRECTORS 1.The Board of Directors recommends a vote each of the nominees named below. Nominees: 1a. Charles A. Haggerty 1b. Richard S. Hill 1c. John H.F. Miner 1d. Arun Netravali 1e. Matthew J. O’Rourke 1f. Gregorio Reyes 1g. Michael G. Strachan 1h. Abhijit Y. Talwalkar 1i. Susan M. Whitney For address changes and/or comments, please check this the back in the space provided. Please indicate if you plan to attend the meeting. DIRECTORS’ PROPOSALS The Board of Directors recommends a vote FOR Proposals 2 and 3. 2.To ratify the Audit Committee’s selection of our independent auditors for 2009. 3.To approve our amended Incentive Plan.